ASSET PURCHASE AGREEMENT

by and among

MARCUS MIDWEST, LLC,

as Buyer;

CINEMA ENTERTAINMENT CORP.,

as Company;

ROBERT A. ROSS,

DAVID M. ROSS

and

ANTHONY D. TILLEMANS,

as Shareholders;

ROSS BECKER PROPERTIES, LLP,

as RBP;

and

ROBERT A. ROSS

and

DAVID M. ROSS,

as Partners;

and

MARCUS THEATRES CORPORATION

as Guarantor

Dated as of March 21, 2007

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF ASSETS		2
	1.1	Assets to be Transferred	2
	1.2	Shared Assets	3
	1.3	Nonassignable Real Property Leases and Contracts	3
2.	LIMITED ASSUMPTION OF LIABILITIES		4
	2.1	Limited Liabilities to be Assumed	4
	2.2	All Other Liabilities Not to be Assumed	4
3.	PURCHASE PRICE		5
	3.1	Purchase Price	5
	3.2	Payment of Purchase Price	5
	3.3	Determination of Gift/Discount Amount	6
	3.4	Determination of Closing Adjustment	7
	3.5	Allocation of Purchase Price	8
4.	[Intentionally Omitted.]		9
5.	ST. CLOUD/SAUK RAPIDS OPTION		9
	5.1	Option to Purchase	9
6.	PRE-CLOSING MATTERS		9
	6.1	Access	9
	6.2	Casualty	9
	6.3	Condemnation	10
7.	JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS		10
	7.1	Corporate; Partnership	11
	7.2	Shareholders; Partners	11
	7.3	No Violation	11
	7.4	Financial Statements	12
	7.5	Tax Matters	12
	7.6	Concession Inventory	13
	7.7	Absence of Undisclosed Liabilities	13
	7.8	No Litigation	13
	7.9	Compliance With Laws and Orders	13
	7.10	Title to and Condition of Purchased Assets	15
	7.11	Insurance	18
	7.12	Contracts and Commitments	18
	7.13	Labor Matters	20
	7.14	Employees	20
	7.15	Trade Rights	20
	7.16	Affiliates’ Relationships to Company	21
	7.17	Absence of Certain Changes	21
	7.18	Assets Necessary to Business	21
	7.19	No Brokers or Finders	21
	7.20	Disclosure	22

8.	REPRESENTATIONS AND WARRANTIES OF BUYER		22
	8.1	Corporate	22
	8.2	Authority	22
	8.3	No Brokers or Finders	22
9.	EMPLOYEES		22
	9.1	Termination of Employees; Option to Rehire	22
	9.2	Responsibilities Retained by Company	23
	9.3	Payroll Tax	23
	9.4	WARN Act Liabilities	23
	9.5	No Third-Party Rights	23
10.	COVENANTS PRIOR TO THE CLOSING		23
	10.1	Title Insurance	23
	10.2	Surveys	24
	10.3	Environmental Reports	24
	10.4	Conduct of Theatres Pending the Closing	24
	10.5	No Solicitation or Negotiations With Other Parties	25
	10.6	HSR Act Filings	26
	10.7	Consents; Licenses and Permits	26
	10.8	Estoppel and Consent to Assignment	26
	10.9	Schedules	27
	10.10	Other Action	27
	10.11	Confidentiality	27
	10.12	Services Agreement	28
11.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		28
	11.1	Representations and Warranties True of the Closing Date	28
	11.2	Compliance With Agreement	28
	11.3	Absence of Litigation	28
	11.4	HSR Act	28
	11.5	Consents and Approvals	28
	11.6	Licenses and Permits	28
12.	CONDITIONS PRECEDENT TO COMPANY’S, RBP’S, PARTNERS’ AND SHAREHOLDERS’ OBLIGATIONS		29
	12.1	Representations and Warranties True on the Closing Date	29
	12.2	Compliance With Agreement	29
	12.3	Absence of Litigation	29
	12.4	HSR Act	29
13.	SURVIVAL; INDEMNIFICATION		29
	13.1	Survival	29
	13.2	By Company and Shareholders	30
	13.3	By Buyer	31
	13.4	Indemnification of Third-Party Claims	31
	13.5	Claims Procedure	32
	13.6	Payment	33
	13.7	No Waiver	33

14.	CLOSING		34
	14.1	Documents to be Delivered by Company, RBP, Partners and Shareholders	34
	14.2	Documents to be Delivered by Buyer	36
15.	TERMINATION		37
	15.1	Termination by Mutual Agreement	37
	15.2	Termination by Buyer for Breach	37
	15.3	Termination by Company for Breach	37
	15.4	Effect of Termination	37
16.	POST-CLOSING COVENANTS		38
	16.1	Noncompetition; Confidentiality	38
	16.2	No Further Issuances of Gift/Discount Cards	40
	16.3	Financial Information	40
	16.4	Waiver of Bulk Transfer Compliance; Indemnification	41
	16.5	Film Audits	41
	16.6	Section 1031 Exchanges	41
	16.7	Further Assurance	41
17.	RESOLUTION OF DISPUTES		42
	17.1	Arbitration	42
	17.2	Arbitrators	42
	17.3	Procedures; No Appeal	42
	17.4	Authority	42
	17.5	Entry of Judgment	42
	17.6	Confidentiality	43
	17.7	Continued Performance	43
	17.8	Tolling	43
	17.9	Escrow Company Unnecessary	43
18.	DEFINITIONS		43
19.	MISCELLANEOUS		49
	19.1	Schedules	49
	19.2	Assignment; Parties in Interest	49
	19.3	Recordings	50
	19.4	Law Governing Agreement	50
	19.5	Amendment and Modification	50
	19.6	Notice	50
	19.7	Expenses	51
	19.8	Publicity	52
	19.9	Entire Agreement	52
	19.10	Counterparts; Facsimile Signatures	52
	19.11	Severability	53
	19.12	Headings	53
	19.13	Construction	53
	19.14	Incorporation of Exhibits and Schedules	53

Exhibits

Exhibit A	–	Purchased Theatres

Schedules

Schedule 1.1(c)	–	Owned Personal Property
Schedule 1.1(f)	–	Trade Rights
Schedule 1.1(g)	–	Contracts
Schedule 1.1(h)	–	Licenses and Permits
Schedule 1.2	–	Shared Assets
Schedule 3.5	–	Purchase Price Allocation
Schedule 5.1(a)	–	St. Cloud/Sauk Rapids Parcel
Schedule 6.4	–	Missing Title Commitment Support
Schedule 7	–	Third Party Condition Reports
Schedule 7.1(c)	–	Directors and Officers of Company
Schedule 7.3	–	Violation, Conflict, Default
Schedule 7.4	–	Theatre Financial Statements
Schedule 7.10(a)	–	Liens
Schedule 7.10(b)	–	Real Property
Schedule 7.10(c)	–	Condemnation or Expropriation
Schedule 7.10(d)	–	Unsatisfied Repairs or Alterations
Schedule 7.11	–	Insurance
Schedule 7.12(d)	–	Operating and Service Agreements
Schedule 7.12(e)	–	Contracts with Affiliates
Schedule 7.12(h)	–	Debt Obligations
Schedule 7.12(m)	–	Gift Certificates and Passes
Schedule 7.14	–	Employees
Schedule 7.16(a)	–	Contracts with Affiliates
Schedule 7.16(c)	–	Obligations of and to Affiliates
Schedule 7.17	–	Certain Changes Since January 31, 2007

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (“Agreement”) is made and effective as of March 21, 2007 by and among MARCUS MIDWEST, LLC, a Wisconsin limited liability company, and/or any one or more designated affiliates thereof or third parties as provided in Section 19.2(a) (“Buyer”); CINEMA ENTERTAINMENT CORP., a Minnesota corporation (“Company”); each of the shareholders of Company as set forth as signatories to this Agreement (individually “Shareholder” and together, “Shareholders”); ROSS BECKER PROPERTIES, LLP, a Minnesota partnership (“RBP”); and two of the Shareholders, ROBERT A. ROSS and DAVID M. ROSS, as the principal partners of RBP (“Partners”) . The covenants, responsibilities and obligations of Buyer under this Agreement are being fully and directly guaranteed by MARCUS THEATRES CORPORATION, a Wisconsin corporation (“Guarantor”), pursuant to the Guarantee attached hereto.

RECITALS

        A.     Company currently owns or leases and operates 31 motion picture theatres with 249 screens in Iowa, Minnesota, Nebraska, North Dakota and Wisconsin. Among other properties, RBP currently owns an undeveloped parcel of property in Moorhead, Minnesota, owns property in Fargo, North Dakota, on which the Company’s Century Theatre is located and is the prime tenant on property in the West Acres Shopping Center in Fargo, North Dakota, on which the Company operates its West Acres 14 Theatre as subtenant (collectively, “RBP Properties”).

        B.     Shareholders own all of the issued and outstanding voting shares of the capital stock of Company, including all rights thereto and interests thereon. Partners own a majority of the partnership interests in RBP.

        C.     Buyer desires to purchase from Company and RBP, and Company and RBP desire to sell to Buyer, and Shareholders and Partners desire to cause Company and RBP to sell to Buyer, 11 of Company’s owned and/or leased multi-screen motion picture theatres with 122 screens, including the RBP Properties, as set forth on Exhibit A, and all of the assets owned and used in connection with the operation of such theatres, all upon the terms and conditions herein set forth. The Buyer is not assuming, and Company is not assigning, the lease of the Campus Theatre, as to which Company will close and cease operation on the Closing Date.

        D.     Subject to the provisions of Article 5, Company desires to grant to Buyer, and Shareholders desire to cause Company to grant to Buyer, a three-month option to purchase Company’s undeveloped 9.5-acre St. Cloud/Sauk Rapids parcel of land located near Highway 10, commonly known as the “Reinert Site,” and further described in specific detail on Schedule 5.1(a) (“St. Cloud/Sauk Rapids Parcel”).

        E.     Capitalized terms shall have the meaning set forth herein, including in, or as cross-referenced in, Article 18.

        NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	PURCHASE AND SALE OF ASSETS

        1.1    Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date, Company and RBP shall, and Shareholders and Partners shall cause Company and RBP to, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept, good and marketable title, free and clear of all Liens, to the following assets of Company and RBP (with all of such assets being collectively referred to in this Agreement as the “Purchased Assets”):

1.1(a) Owned Real Property. All of the owned real property listed on Exhibit A (with the St. Cloud/Sauk Rapids Parcel being subject to the St. Cloud/Sauk Rapids Option under Article 5), including all fixtures, Improvements, appurtenances, division rights and other interests in such owned real property (collectively, the “Owned Real Property”).

1.1(b) Leased Real Property. All of the leases of real property, including both ground leases and ground and building leases, including the Company’s lessor interest in its lease of the Century 10 parking lot to Noridian Administrative Services, LLC, as tenant thereunder (“Real Property Leases”), with respect to the real property leased by Company or RBP and listed on Exhibit A (the “Leased Real Property,” and together with the Owned Real Property, the “Theatres”). The Real Property Leases do not include the lease of the Campus Theatre, other than with respect to the noncompetition provision thereof, which is hereby assigned to Buyer pursuant to Section 7.10(e).

1.1(c) Owned Personal Property. All machinery, equipment, tools, supplies, spare parts, furniture and all other personal property owned by Company and used in connection with the operation of, and located at, the Theatres, including all such assets set forth on Schedule 1.1(c), but specifically excluding Company’s point of sale system.

1.1(d) Concession Inventory. At each Theatre, at least a two-week supply of commercially useable and resaleable concession inventory, as based on historical usage at such Theatre, together with related packaging materials (the “Concession Inventory”).

1.1(e) Literature. All sales literature, promotional literature, catalogs and similar materials of Company used in connection with the operation of the Theatres.

1.1(f) Trade Rights. All of Company’s interest in any Trade Rights used in connection with the operation of the Theatres, as listed on Schedule 1.1(f), and which consist only of the names of the Theatres, which Schedule specifies whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. It is understood and agreed that Company’s corporate name is not an included Trade Right.

1.1(g) Contracts. All of the contracts, Operating and Service Agreements, personal property leases, subleases and any other contracts, agreements or written commitments relating to the operation or maintenance of the Theatres or Purchased Assets, all of which are listed on Schedule 1.1(g), but excludes Company’s beverage contract for the Theatres and Company’s Admit One software programming contract, but shall only be transferred to and assumed by Buyer to the extent specifically agreed to and assumed by Buyer at Closing as contemplated by Section 14.2(b) (the “Contracts”).

1.1(h) Licenses; Permits. All licenses, permits, approvals, certifications, consents and listings of Company and RBP used in connection with the operation of the Theatres, as described on Schedule 1.1(h) (“Licenses and Permits”).

1.1(i) General Intangibles. All prepaid items, all causes of action arising out of occurrences before or after the Closing, and other intangible rights, assets and goodwill used in connection with, or associated with, the operation of the Theatres.

1.1(j) Petty Cash. All cash normally maintained at each Theatre and otherwise paid for by Buyer under Sections 3.1(i) and 3.2(b)(viii) (“Petty Cash”).

1.1(k) All Other Related Assets. All other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) owned by Company or RBP and used in connection with the operation of, and located at, the Theatres, including telephone numbers, but excluding ticketing websites.

        1.2    Shared Assets; Excluded Assets. Schedule 1.2 sets forth all assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) owned or leased by the Company or RBP and used in the operation of the Theatres, but which are not located at the Theatres, as well as all contracts, Operating and Service Agreements, personal property leases, subleases and any other contract, agreement or written commitment that relate to both the Purchased Assets and the Excluded Assets (“Shared Assets”). Shared Assets which are not specifically included as a Purchased Asset under Section 1.1, as well as any other assets of Company or RBP not located at a Theatre or used in connection with the operation of the Theatres, shall be excluded from sale, conveyance and transfer to Buyer hereunder (“Excluded Assets”). The lease by the Company of the Campus Theatre is an Excluded Asset, other than as set forth in Section 1.1(b).

        1.3    Nonassignable Real Property Leases and Contracts. To the extent that any Real Property Lease or Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party as set forth in Schedule 7.3, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Company, RBP, each Shareholder, each Partner and Buyer agree to use their Commercially Reasonable Best Efforts to obtain the consent of such other party to the assignment of any such Real Property Lease or Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, each Shareholder, Partner, RBP and Company agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Real Property Lease or Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Company or RBP against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Company or RBP, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Real Property Lease or Contract, in which case (a) any such Real Property Lease or Contract shall not be deemed to be a Purchased Asset (and any such Theatre shall be excluded from Section 16.1 as an Excluded Asset) and the related Liability shall not be deemed an Assumed Liability and (b) the Purchase Price shall be reduced by an amount to be agreed upon to fully compensate Buyer therefor. Furthermore, if such arrangement cannot be made, Buyer may, at its sole option, choose not to proceed with the Closing of the transactions contemplated herein, as permitted by Section 11.5.

2.	LIMITED ASSUMPTION OF LIABILITIES

        2.1    Limited Liabilities to be Assumed. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following, Liabilities of Company or RBP arising from and after the Closing Date (and not prior thereto) (collectively, the “Assumed Liabilities”):

2.1(a) Post-Closing Liabilities Related to Real Property Leases. Company’s or RBP’s Liabilities arising from and after the Closing Date (and not prior thereto) under and pursuant to the Real Property Leases assigned to Buyer at Closing. The Company’s lease of the Campus Theatre is specifically excluded as an Assumed Liability.

2.1(b) Post-Closing Liabilities Under Contracts. Company’s or RBP’s Liabilities arising from and after the Closing Date (and not prior thereto) under any Contracts assigned to Buyer at Closing as contemplated by Section 14.2(b) and are specifically assumed by Buyer at Closing.

2.1(c) Post-Closing Liabilities Under Permits and Licenses. Company’s or RBP’s Liabilities arising from and after the Closing Date (and not prior thereto) under any Licenses and Permits assigned to Buyer at Closing.

2.1(d) Liabilities Related to Gift/Discount Cards. Company’s or RBP’s Liabilities with respect to honoring all gift certificates, discount tickets, complimentary tickets, movie passes, coupons, advanced tickets sales and the like that were issued by Company prior to, and that were outstanding on, the Closing Date, all of which shall be taken into account for purposes of calculating the Estimated Gift/Discount Amount and Final Gift/Discount Amount pursuant to Sections 3.3(a) and 3.3(b).

        2.2    All Other Liabilities Not to be Assumed. Except as and to the limited specific extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company or RBP (including Liabilities related to otherwise Assumed Liabilities arising prior to the Closing Date) and all such Liabilities shall be and remain the responsibility of Company and/or RBP (collectively, the “Excluded Liabilities”). Company and/or RBP shall pay, perform and discharge, as and when due, all of the Excluded Liabilities.

3.	PURCHASE PRICE

        3.1    Purchase Price. The purchase price (“Purchase Price”) payable for the Purchased Assets (excluding for this purpose the Option Price for the St. Cloud/Sauk Rapids Parcel pursuant to Article 5) shall be Seventy-Five Million Six Hundred and Fifty Thousand Dollars ($75,650,000):

3.1(a) plus the assumption of the Assumed Liabilities;

3.1(b) minus the Actual Gift/Discount Amount determined in accordance with Section 3.3(b);

3.1(c) plus or minus the Final Closing Adjustment determined in accordance with Section 3.4(c);

3.1(d) plus, if the St. Cloud/Sauk Rapids Option for the St. Cloud/Sauk Rapids Parcel is exercised by Buyer under Article 5, the Option Price required by Article 5;

3.1(e) minus the adjustments otherwise required herein pursuant to Section 1.3, Article 7 and/or Article 13 or Section 6.4;

3.1(f) minus the adjustments, if any, required by Section 6.2 as a result of any Casualty; and

3.1(g) minus the adjustments, if any, required by Section 6.3 as a result of any Condemnation;

3.1(h) plus $25,000 payable by Buyer to Company to reimburse Company for an estimate of its remaining costs under Company’s lease of the Campus Theatre, which is not being assumed by Buyer as part of the Purchased Assets; and

3.1(i) plus Petty Cash.

        3.2    Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

3.2(a) Closing Escrow Amount. At the Closing, as part of the Purchase Price (and not in addition thereto), Buyer shall deliver One Million Five Hundred Thousand Dollars ($1,500,000) (“Closing Escrow Amount”) pursuant and subject to the terms and conditions of this Agreement and the Closing Escrow Agreement (as defined in Section 14.1(e)), to be held subject to, and disbursed as provided in, this Agreement and the Closing Escrow Agreement. The Closing Escrow Amount shall be invested in an interest-bearing money market account (or such other investments as Buyer and Company may choose in their discretion), with interest earned thereon accruing to the benefit of Company.

3.2(b) Cash to Company at Closing. At the Closing, Buyer shall deliver to Company and/or RBP in cash (“Closing Cash Payment”) Seventy-Five Million Six Hundred and Fifty Thousand Dollars ($75,650,000):

(i) minus the Estimated Gift/Discount Amount determined in accordance with Section 3.3(a);

(ii) plus or minus the Estimated Closing Adjustment determined in accordance with Section 3.4(b);

(iii) plus the Option Price, if the Sauk Rapids Option to purchase the St. Cloud/Sauk Rapids Parcel under Article 5 is exercised by Buyer prior to or at Closing;

(iv) minus the adjustments otherwise required herein pursuant to Section 1.3, Article 7 and/or Article 13 or Section 6.4;

(v) minus the adjustments, if any, required by Section 6.2 as a result of any Casualty;

(vi) minus the adjustments, if any, required by Section 6.3 as a result of any Condemnation;

(vii) plus $25,000 payable by Buyer to Company to reimburse Company for an estimate of its remaining costs under Company’s lease of the Campus Theatre, which is not being assumed by Buyer as part of the Purchased Assets; and

(viii) plus Petty Cash.

3.2(c) Method of Payment. All cash payments under this Section 3.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

        3.3    Determination of Gift/Discount Amount.

3.3(a) Estimated Gift/Discount Amount. For purposes of determining the Closing Cash Payment payable by Buyer to Company at the Closing, prior to the Closing Date, Buyer and Company shall mutually calculate and agree upon an amount expected to be incurred by Buyer post-Closing with respect to all gift certificates, discounts, movie passes, coupons, advanced ticket sales and the like that were issued by Company prior to, and that are expected to be outstanding on, the Closing Date (the “Estimated Gift/Discount Amount”). Attached as part of Schedule 7.12(m) are Company’s current methods of calculating Liabilities for gift card and discount amounts and similar items.

3.3(b) Actual Gift/Discount Amount. From and after the Closing Date and through the one-year anniversary of the Closing Date, Buyer shall track and keep reasonable business records regarding the amount actually incurred by Buyer post-Closing with respect to all gift certificates, discounted tickets, complimentary tickets, movie passes, coupons, advanced ticket sales and the like that were issued by Company prior to, and were outstanding on, the Closing Date (with such amount referred to herein as the “Actual Gift/Discount Amount”). From and after the Closing Date and through such one-year anniversary, Buyer shall provide Company with monthly reports (accompanied by the related actual tickets) of the Actual Gift/Discount Amounts incurred for each such month and for the post-Closing period to date, subject to reasonable review and audit by Company at its own cost.

3.3(c) Post-Closing True-Ups. Within three Business Days following the six-month and one-year anniversary of the Closing Date, Buyer shall calculate the Actual Gift/Discount Amount pursuant to Section 3.3(b), and either: (i) if the Actual Gift/Discount Amount is greater than the Estimated Gift/Discount Amount, then Company shall pay to Buyer the difference between the amounts, or (ii) if the Estimated Gift/Discount Amount is greater than the Actual Gift/Discount Amount, Buyer shall pay to Company the difference between the amounts. Such calculations shall be subject to reasonable review and audit by Company at its own cost.

        3.4    Determination of Closing Adjustment.

3.4(a) Definition of Closing Adjustment. The term “Closing Adjustment” for the purposes of this Article 3 shall mean the sum of (i) all normally prorated Liabilities with respect to the Theatres, Real Property Leases, Contracts, Licenses and Permits and other Purchased Assets that relate to the period prior the Closing, including, without limitation, all Property Taxes and assessments, rents, prepaid theatre reservation deposits, utilities and all fees and registrations and (ii) all other adjustments and accruals required under Article 7 and/or Article 13 or otherwise to the extent such matters constitute Assumed Liabilities or otherwise adversely effect the current use and/or marketability of any Theatre or other Purchased Asset as provided in such Article or which constitute a Lien or Liability on any Theatre or other Purchased Asset (other than those permitted Liens specifically accepted by Buyer as set forth in the Schedules, title commitments and surveys attached hereto). The foregoing notwithstanding, the Closing Adjustment, Estimated Closing Adjustment Statement and Final Closing Adjustment Statement shall exclude all amounts related to the Excluded Theatres. Property Taxes and assessments will be prorated on a cash payment basis pertaining to Property Taxes and assessments payable in the year of Closing, including payment of installments of special assessments payable with Property Taxes. Company and/or RBP shall also be responsible for payment of Property Taxes and installments of special assessments for years and periods prior to the Closing Date, and the Buyer responsible for payment of amounts of Property Taxes and installments of special assessments payable in years and periods following the Closing Date.

3.4(b) Estimated Closing Adjustment. For purposes of determining the Closing Cash Payment payable by Buyer at the Closing, prior to the Closing Date, Buyer shall, in consultation with Company, prepare, or cause to be prepared, and deliver to Company the Estimated Closing Adjustment Statement, which shall include its estimated calculation of the Closing Adjustment based thereon. Such Closing Adjustment is herein referred to as the “Estimated Closing Adjustment” and shall be used for purposes of this Article 3. In connection with the determination of the Estimated Closing Adjustment Statement and Estimated Closing Adjustment, Company, RBP, Partners and Shareholders shall provide to Buyer such information and detail, and access to such books and records of the Company and/or RBP and such other documents as Buyer shall request, including the work papers of the Company’s accounting firm.

3.4(c) Final Closing Adjustment. As soon as practicable after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Company the Final Closing Adjustment Statement, which shall include its calculation of the Closing Adjustment based thereon as of the Closing Date. In the event of a dispute with respect to any part of the preparation of the Final Closing Adjustment Statement, Buyer and Company shall attempt to mutually, and in good faith, reconcile their differences by having Jeff Tomachek, on behalf of Buyer (or such other individual as Buyer may designate), and Tony Tillemans, on behalf of Company and RBP (or such other individual as Company may designate) (along with such other parties as such individuals may desire) meet in person to mutually resolve and reconcile their differences. If Buyer and Company (and RBP) are unable to reach a resolution of such differences within 30 days of such dispute and all such disagreements are solely accounting-related disagreements, then Buyer and Company (and RBP) shall submit the amounts remaining in dispute for determination and resolution to an independent accounting firm of national or regional reputation mutually appointed by Buyer and Company (the “Independent Accounting Firm”), who shall, acting as experts and not as arbitrators, be instructed to determine and report to the parties, within 30 days after such submission, upon such remaining accounting-related disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the accounting-related amounts disputed. If Buyer and Company (and RBP) are unable to reach a resolution of such differences within 30 days of such dispute and all such disagreements are not solely accounting-related disagreements, then such differences shall be resolved in the manner set forth in Article 17. Any amount (i) that is proposed by Buyer and is not disputed; (ii) that is mutually agreed to in writing by Buyer and Company that was originally disputed by Company; or (iii) that is finally determined by the Independent Accounting Firm or pursuant to Article 17 shall be the “Final Closing Adjustment” and shall be used for purposes of Section 3.1(c). The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and Company so that Company’s share of such fees and disbursements shall be in the same proportion that the aggregate amount of such disputed amounts so submitted by Company (and RBP) to the Independent Accounting Firm that is unsuccessfully disputed by Company (and RBP) (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed amounts so submitted by Company (and RBP) to the Independent Accounting Firm.

        3.5    Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated by Buyer, Shareholders, Partners, RBP and Company among the Purchased Assets (or groups of such assets) for all purposes (including all Tax and financial accounting purposes) on the basis of the relative fair market values of such Purchased Assets (or groups of such assets) as of the Closing Date in accordance with the applicable provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Purchase Price Allocation”), as set forth in Schedule 3.5. To the extent that disclosures of this allocation are required to be made by any party to the Internal Revenue Service, Buyer, Shareholders, Partners, RBP and Company will disclose such reports to the other prior to filing with the Internal Revenue Service. Such disclosure shall be consistent with the Purchase Price Allocation, except to the extent necessary for Buyer to reflect its acquisition costs of the Purchased Assets.

4.	[Intentionally Omitted.]

5.	ST. CLOUD/SAUK RAPIDS OPTION

        5.1    Option to Purchase. In partial exchange for the consideration being paid by Buyer hereunder in the form of the Purchase Price at the Closing, Company hereby grants to Buyer an option (“St. Cloud/Sauk Rapids Option”) to purchase Company’s St. Cloud/Sauk Rapids Parcel (as further more specifically described on Schedule 5.1(a)) on the following terms:

5.1(a) The St. Cloud/Sauk Rapids Option shall expire if notice is not received by Company by the third-month anniversary of the Closing Date;

5.1(b) The option price for exercising the St. Cloud/Sauk Rapids Option and purchasing the St. Cloud/Sauk Rapids Parcel shall be Nine Hundred Thousand Dollars ($900,000) (“Option Price);

5.1(c) At the closing of the exercise of the St. Cloud/Sauk Rapids Option, Company shall deliver to Buyer good and marketable fee title, free and clear of all Liens, to the St. Cloud/Sauk Rapids Parcel as if the St. Cloud/Sauk Rapids Parcel were an original parcel of Owned Real Property being sold to Buyer under this Agreement, such that the St. Cloud/Sauk Rapids Parcel will be transferred to Buyer pursuant to all of the representations and warranties and other terms and conditions contained herein as if the St. Cloud/Sauk Rapids Parcel were an original Purchased Asset hereunder.

6.	PRE-CLOSING MATTERS

        6.1    Access. From the date hereof through the Closing, Company shall, and shall cause its officers, employees, agents and advisors, to provide to Buyer, its counsel, accountants and other representatives, as and to the extent coordinated through Tony Tillemans, (a) full access to all requested due diligence materials, Theatres, Purchased Assets, books, records, contracts and documents of Company and/or RBP for the purpose of such inspection, investigation, evaluation and testing as Buyer deems appropriate (and Company and/or RBP shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the operation of the Theatres as Buyer may request); (b) access to all employees, agents and representatives of Company and/or RBP who perform services at the Theatres for the purposes of such meetings and communications as Buyer reasonably desires; and (c) access to all vendors, customers and others having business dealings with Company and/or RBP with respect to the Theatres. Buyer shall maintain the confidentiality of all confidential information regarding Company and/or RBP discovered pursuant to this Section pursuant to, and in accordance with, Section 10.11.

        6.2    Casualty. If, at any time after the date of this Agreement and prior to Closing, any Theatre or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), then Company shall give written notice of such Casualty to Buyer promptly after the occurrence of such Casualty. Buyer shall then have the right to elect, by providing written notice to Company prior to Closing, to (a) exclude the affected Theatre from the Purchased Assets and reduce the Purchase Price by the value of such Excluded Theatre (as measured prior to the occurrence of the Casualty) as mutually determined by Buyer and Company, or (b) retain the affected Theatre as a Purchased Asset and reduce the Purchase Price by the amount required to fully compensate Buyer for such Casualty as mutually determined by Buyer and Company. If Buyer fails to provide written notice of its election to Company prior to Closing, then Buyer shall be deemed to have elected to include the affected Theatre in the Purchased Assets. Any affected Theatre excluded from the Purchased Assets pursuant to this Section shall not be subject to the noncompetition provisions of Section 16.1.

        6.3    Condemnation. If, at any time after the date of this Agreement and prior to Closing, any Government Entity commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of a Theatre (a “Condemnation”), then Company shall give written notice of such Condemnation to Buyer promptly after Company receives notice of such Condemnation. Buyer shall then have the right to elect, by providing written notice to Company prior to Closing, to (a) exclude the affected Theatre from the Purchased Assets and reduce the Purchase Price by the value of such Excluded Theatre (as measured prior to the occurrence of the Condemnation) as mutually determined by Buyer and Company, or (b) retain the affected Theatre as a Purchased Asset and reduce the Purchase Price by the amount required to fully compensate Buyer for such Condemnation as mutually determined by Buyer and Company. If Buyer fails to provide written notice of its election to Company prior to Closing, then Buyer shall be deemed to have elected to include the affected Theatre in the Purchased Assets. Any affected Theatre excluded from the Purchased Assets pursuant to this Section shall not be subject to the noncompetition provisions of Section 16.1.

        6.4    Missing Title Commitment Support. On the date of this Agreement, certain supporting and backup documentation underlying the title commitments ordered by Buyer pursuant to Section 10.1, and final surveys ordered by Company pursuant to Section 10.2, have not yet been received by Buyer as set forth on Schedule 6.4. Promptly after receiving such supporting and backup documentation, Company shall use its Commercially Reasonable Best Efforts to mitigate or cure to Buyer’s reasonable satisfaction any unacceptable Liens, Liabilities, defects or deficiencies that adversely affect the current use or marketability of any Theatre, Owned Real Property or other Purchased Asset as identified by Buyer or Buyer may elect to (a) exclude the affected Theatre from the Purchased Assets and reduce the Purchase Price by the value of such Excluded Theatre as mutually determined by Buyer and Company, or (b) retain the affected Theatre as a Purchased Asset and reduce the Purchase Price by the amount required to fully compensate Buyer for such matter as mutually determined by Buyer and Company. Any affected Theatre excluded from the Purchased Assets pursuant to this Section shall not be subject to the noncompetition provisions of Section 16.1.

7.	JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

        Company, RBP, Partners and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or on behalf of Buyer, or any knowledge of Buyer other than as specifically disclosed in the Schedules delivered to and accepted by Buyer pursuant to Section 19.1, or as described in the next sentence, and shall survive the Closing of the transactions provided for herein as set forth in Section 13.1. The representations and warranties set forth below in this Article 7 shall be modified so as to exclude the extent of any specific Theatre or property conditions, Liens, Liabilities, defects or deficiencies (“Specifically Identified Conditions”) identified in the third party property condition, engineering and environmental reports specifically included and attached as part of Schedule 7 hereto (“Third Party Condition Reports”) and, as a result, Company, RBP, Shareholders and Partners shall have no Liability to Buyer hereunder (including particularly under Article 13) for such Specifically Identified Conditions.

        7.1    Corporate; Partnership.

7.1(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. RBP is a limited liability partnership duly organized, validly existing and in good standing under the laws of the State of Minnesota.

7.1(b) Corporate and Partnership Power. Company and RBP have all requisite respective corporate and partnership power and authority to own, operate and lease their Theatres and other Purchased Assets and to carry on the operations of the Theatres where such operations are now being conducted.

7.1(c) Directors and Officers. The directors and officers of Company and RBP are listed on Schedule 7.1(c).

        7.2    Shareholders; Partners.

7.2(a) Power. Each Shareholder and Partner has full power, legal right, capacity and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents referred to herein or contemplated hereby (all such other agreements, instruments and documents sometimes referred to herein as “Ancillary Instruments”) to be executed by a Shareholder or Partner, and to carry out the transactions contemplated hereby and thereby.

7.2(b) Validity. This Agreement has been duly and validly executed and delivered by each Shareholder and Partner and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder and Partner, enforceable in accordance with its terms.

        7.3    No Violation. Except as set forth on Schedule 7.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company and Shareholders of the transactions contemplated hereby and thereby (a) will violate any Law or Order of any Government Entities; (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law); or (c) subject to obtaining the consents referred to in Schedule 7.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets of Company under, any term or provision of the Certificate of Incorporation or Bylaws of Company, the partnership agreement and other organizational documents of RBP, any Real Property Lease, Contract or any Licenses and Permits.

        7.4    Financial Statements. Included as Schedule 7.4 are true, correct and complete copies of financial statements for each Theatre consisting of (a) separate income statements for each Theatre for the years ending on December 31, 2006, 2005, 2004, 2003 and 2002 (including the notes contained therein or annexed thereto); (b) a separate income statement for each Theatre for the month ended January 31, 2007; and (c) trial balance sheets for each Theatre as of December 31, 2006, 2005, 2004 and 2003 and January 31, 2007 (each financial statement above described in clauses (a), (b) and (c), a “Theatre Financial Statement”). All of such Theatre Financial Statements (including all notes and schedules contained therein or annexed thereto) and all interim monthly financial statements delivered to Buyer pursuant to Section 10.4(g), are and will be true, complete and accurate, have been, or will be, prepared in accordance with the books and records of Company on a consistent basis, and fairly present the results of operations, cash flows and assets of the Theatres for the years and periods and the dates indicated.

        7.5    Tax Matters.

7.5(a) Tax Returns Filed. All Tax Returns required to be filed by or on behalf of Company and RBP have been timely filed and, when filed, were true, correct and complete. All Taxes owed and/or due, and the Taxes shown as due on such Tax Returns, were paid or adequately accrued. All Property Taxes owed and/or due and payable by Company and RBP that relate to the Purchased Assets have been paid by Company and RBP or will be timely paid by Company and RBP. For each of its two most recent fiscal years, true, correct and complete copies, have been delivered to (and received by) Buyer of (i) all Property Tax statements related to the Purchased Assets, and (ii) all notices of assessment related to the Purchased Assets (or similar statements regarding valuation for Tax purposes) received by Company and RBP.

7.5(b) Withholding. Company has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party of Company.

7.5(c) No Tax Liens. There are no Liens for Taxes upon any of the Purchased Assets.

7.5(d) Tax Audits. Company or RBP has not received from any Tax authority any notice of (a) underpayment or assessment of any Taxes, Property Taxes or assessments, or (b) other deficiency relating to the Purchased Assets that has not been paid. There is no dispute or claim concerning any Tax or Property Tax relating to the Purchased Assets either claimed or raised in writing or as to Company’s Knowledge.

7.5(e) Foreign Status. None of Company, RBP, any Partners or any Shareholder is a “foreign person,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate” within the meaning of Section 1445 of the Code.

        7.6    Concession Inventory. Company shall have at least a two-week supply of Concession Inventory at each Theatre as of the Closing. All Concession Inventory at Closing will consist of a quality and quantity commercially useable and saleable in the ordinary course of business and shall not include any obsolete, unuseable or unsaleable Concession Inventory.

        7.7    Absence of Undisclosed Liabilities. To Company’s Knowledge, except as otherwise more specifically addressed by another representation or warranty set forth in this Article 7, (a) Company and RBP do not have any Liabilities relating to the Purchased Assets and (b) there is no basis for the assertion against Company or RBP of any Liability relating to the Purchased Assets and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities relating to the Purchased Assets.

        7.8    No Litigation. (a) There is no action, suit, claim, demand, arbitration, proceeding, assessment, cause of action, investigation or inquiry, whether civil, criminal or administrative (collectively, “Litigation”) pending or threatened against Company or RBP, any of Company’s or RBP’s directors or officers (in such capacity) or Shareholders that in any way involves the Purchased Assets or the Assumed Liabilities, and, to Company’s Knowledge, there is no basis for any such Litigation and (b) the Purchased Assets are not subject to any Order of any Government Entity. There is no Litigation that in any way involves the Purchased Assets or the Assumed Liabilities (including Litigation handled by Company’s or RBP’s insurance carriers) to which Company, RBP, any of Company’s or RBP’s directors or officers (in such capacity), Partners or Shareholders have been parties since January 1, 2002.

        7.9    Compliance With Laws and Orders.

7.9(a) Compliance. (i) To Company’s Knowledge, Company and RBP are in compliance with all applicable Laws and Orders with respect to the Purchased Assets for the uses for which they are currently being put by the Company and (ii) none of Company, RBP, Partner or Shareholders have received notice of any violation or alleged violation of, and none of Company, RBP, Partner or Shareholders are subject to any Liability for past or continuing violations of, any Laws or Orders with respect to the Purchased Assets. All reports and returns required to be filed by Company and/or RBP with respect to the Purchased Assets with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

(i) Nuisance. The operation of the Theatres as such operations are now conducted does not, nor, to Company’s Knowledge, does any condition existing at any of the Theatres, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for any Litigation by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the operation of the Theatres.

(ii) OSHA. Company has delivered to Buyer (and Buyer has received) copies of all reports related to the Theatres required to be filed by Company and/or RBP during the five-year period immediately preceding the date hereof under the Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws. The deficiencies, if any, noted on such reports have been corrected.

7.9(b) Licenses and Permits. Company and RBP have all licenses, permits, approvals, certificates, consents and listings required for the operation of the Theatres and all such licenses, permits, approvals, certificates, consents and listings are listed on Schedule 1.1(h) and thereby constitute part of the Purchased Assets to the extent assignable to Buyer. All such Licenses and Permits listed on Schedule 1.1(h) are in full force and effect. Except as specifically set forth in Schedule 1.1(h), Company and RBP are and have been in full compliance with all Licenses and Permits.

7.9(c) Environmental Matters. Without limiting the generality of the foregoing provisions of this Section 7.9, except with respect to any Specifically Identified Conditions relating to environmental matters set forth in the Third Party Condition Reports, to Company’s Knowledge, Company and RBP are in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, Order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder with respect to the Purchased Assets. Except with respect to any Specifically Identified Conditions relating to environmental matters set forth in the Third Party Condition Reports or in the ALTA/ACSM surveys included in the Schedules, with respect to the Purchased Assets, (i) there is no Litigation or any hearing or notice of violation pending or threatened against Company or RBP relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder; (ii) to Company’s Knowledge, there are no events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any Liability, including, without limitation, Liability under the Comprehensive Environmental Response Compensation Liability Act, as amended, or similar state or local Laws, or otherwise form the basis of any Liability or Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste; and (iii) except with respect to any Specifically Identified Conditions relating to environmental matters set forth in the Third Party Condition Reports, no portion of any Theatre or Owned Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials or Waste. Except with respect to any Specifically Identified Conditions relating to environmental matters set forth in the Third Party Condition Reports, no polychlorinated biphenyls or substances containing polychlorinated biphenyls (“PCBs”), nor, to Company’s Knowledge, any mold or asbestos or materials containing asbestos, are present in, on or around the Theatres and any such PCBs, mold or asbestos previously present in, on or around the Theatres that were removed by or on behalf of Company or RBP were disposed of in accordance with all Environmental Laws.

        7.10    Title to and Condition of Purchased Assets.

7.10(a) Marketable Title. Company and RBP have, and at Closing Buyer will receive, good and marketable fee title or leasehold title (as applicable) to all of the Purchased Assets, free and clear of all Liens, except (i) those Liens described in the title commitments incorporated in Schedule 7.10(a), which Liens are to be released prior to or at Closing and (ii) in the case of Owned Real Property, (A) Liens for Property Taxes or special assessments not yet due (as to which Closing Adjustments shall be made pursuant to Section 3.4) (or which are being contested in good faith by appropriate proceedings, which Liens shall remain the sole Liability of Company and/or RBP) and (B) Liens arising from municipal and zoning ordinances and easements for public roads and public utilities marked and specifically accepted by Buyer as permitted encumbrances on the title commitments incorporated in Schedule 7.10(c). Except for those Liens described in Schedule 7.10(a) and specifically accepted by Buyer as permitted encumbrances and as set forth in the Real Property Leases, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof.

7.10(b) Real Property. Except as set forth on Schedule 7.10(b) and as specifically accepted by Buyer as permitted encumbrances in the title commitments and in the ALTA/ACSM surveys incorporated by reference therein:

(i) There are no encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting any of the Theatres or Owned Real Property, the zoning classification and tax parcel thereof and all Improvements located thereon. The use of all Theatres as currently used is a permitted use by right in the applicable zoning classification and is not a nonconforming use or a conditioned or special use, and no variances are needed and none have been granted. There are now in full force and effect duly issued certificates of occupancy permitting each Theatre to be legally used and occupied as the same are now constituted. All of the Theatres or owned Real Property currently have permanent rights of access to and from dedicated public rights of way and have fully adequate and compliant parking facilities. No fact or condition exists that would prohibit or adversely affect the ordinary rights of access to and from any Theatre or Owned Real Property from and to the existing public highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. Each Theatre or Owned Real Property is comprised of a single, complete tax parcel, or if any Theatre or Owned Real Property is comprised of more than one tax parcel, then such Theatre or Owned Real Property includes the entirety of all related tax parcels. To Company’s Knowledge, there is not (A) any claim of adverse possession or prescriptive rights involving or affecting any Theatre or Owned Real Property; (B) any Improvement located on any Theatre or Owned Real Property that encroaches on or over the boundaries of neighboring or adjacent properties; or (C) any structure, paving or other Improvements of any other person or entity that encroaches on or over the boundaries of any Theatre or Owned Real Property. None of the Theatres or Owned Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law or Order, regulation or ordinance. No public improvements have been commenced and, to Company’s Knowledge, none are planned that in either case may result in special assessments against or otherwise materially adversely affect any Theatre or Owned Real Property (individually or in the aggregate). To Company’s Knowledge, no portion of any Theatre or Owned Real Property is subject to any rollback Taxes, recapture provisions, additional Taxes or assessments, or penalties as a result of having been at any time classified or zoned for agricultural, forest cropland, or similar use. There is no (1) planned or proposed increase in assessed valuations of any Theatre or Owned Real Property; (2) Order requiring repair, alteration, or correction of any existing condition affecting any Theatre or Owned Real Property; (3) condition or defect that could give rise to an Order of the sort referred to in subclause (2) above; (4) underground storage tanks; (5) any structural, mechanical, or other defects of material significance affecting any Theatre for uses to which they are currently being put (individually or in the aggregate) (including, without limitation, inadequacy for normal use of mechanical systems or disposal or water systems at or serving any Theatre); or (6) work that has been done or labor or materials that has or have been furnished to any Theatre during the period of one year immediately preceding the date of this Agreement (or during the period between the date hereof and the Closing Date) for which Liens could be filed against any Theatre that has not been, or will not be, fully paid for by Company or RBP prior to Closing. No condition or matter exists (including, without limitation, any Law) that would render any Theatre or Owned Real Property unsuitable for or prohibit its current use or that would require material changes, remediation or improvements in order to continue its current use.

(ii) To Company’s Knowledge, all Theatres, as designed and constructed, when built complied with, or were exempt from compliance under, all Laws and Orders applicable thereto, including, without limitation, the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973.

(iii) The existing electric, gas, water, sewer, storm sewer, communications and other utility systems on each Theatre are adequate to serve the current and contemplated utility needs of such Theatre. All utilities required for the operation of a Theatre enter such Theatre through adjoining public streets or through adjoining private land in accordance with valid public or private easements. All approvals, Licenses and Permits required for said utilities have been obtained and are in full force and effect. All of said utilities are installed and operating and all installation and connection charges (other than any charges that are billed on a periodic basis and prorated on the Adjustment Statements) have been, or will be as of the Closing, paid in full.

(iv) The location, construction, occupancy, operation and use of each Theatre does not violate any applicable Law or Order or determination of any Government Entity or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) materially affecting any Theatre (individually or in the aggregate) or the location, construction, occupancy, operation or use thereof, including, without limitation, all applicable zoning ordinances and building codes, flood disaster Laws, health Laws, Environmental Laws, but specifically excluding the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973, as applicable, as to which no representations are made except as set forth in Section 7.10(b)(ii) above.

7.10(c) No Condemnation or Expropriation. Neither the whole or any portion of any Theatre nor any of the other Purchased Assets is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to Company’s Knowledge is any such condemnation, expropriation or taking being currently considered. Except as set forth on Schedule 7.10(c), there is no existing, proposed or currently contemplated plan to construct, modify or realign any street, highway, power line or pipeline that would adversely affect the current use or occupancy of any Theatre.

7.10(d) Condition. With respect to each Theatre for uses to which they are currently being put by the Company, (i) such Theatre is structurally, mechanically and functionally sound and free of defects that would adversely affect the enjoyment, use, value and/or marketability of the Theatre; (ii) such Theatre (including their roofs), and the equipment and other Improvements (including all heating, electrical, plumbing and drainage at, or servicing, such Theatre, and all other facilities) used therein, are in good operating condition and repair and are adequate (including both in quantity and quality) for the uses to which they are currently being put and the normal operation of the Theatre; (iii) none of such Theatres, equipment or other Improvements is in need of maintenance or repairs except for ordinary, routine maintenance and repairs (none of which have been deferred by Company or RBP, which deferral shall be determined with reference to the standard of maintenance that Company or RBP would have normally performed but which, contrary to its typical standards of preserving its physical assets, was deferred at any time prior to Closing); and (iv) such state of such Theatre, equipment and other Improvements is sufficient for the continued operation of the Theatre after the Closing in substantially the same manner as conducted prior to the Closing. No part of any Theatre has been destroyed or damaged by any Casualty. There are no unsatisfied written requests for repairs, restorations or alterations with regard to any Theatre from any person, entity or authority, including, without limitation, any lender, insurance provider or Government Entity.

7.10(e) Campus Theatre Lease. The Company will pay $50,000 to the landlord of the Campus Theatre at or prior to the Closing in order to initiate and be able to enforce the noncompetition provision under the lease of the Campus Theatre (with a copy thereof to Buyer), and will close and cease operation of the Campus Theatre as of the Closing Date. The noncompetition provision described in the previous sentence is hereby assigned as part of the Purchased Assets to Buyer and is fully enforceable by Buyer against the landlord of the Campus Theatre.

7.11 Insurance. Set forth in Schedule 7.11 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Purchased Assets. Schedule 7.11includes the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy and any pending claims in excess of $10,000. All such policies are valid, outstanding and enforceable policies. No notice of cancellation or termination has been received with respect to any such policy and there has not been any act or omission of Company or RBP that could result in cancellation of any such policy prior to the Closing Date. Company or RBP has neither been refused any insurance with respect to any of the Purchased Assets or an aspect of the operations of the Theatres nor has its respective coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company and RBP have duly and timely made all claims either of them has been entitled to make under each policy of insurance with respect to the Purchased Assets. Since January 1, 2002, all general liability policies maintained by or for the benefit of Company or RBP with respect to the Purchased Assets have been “occurrence” policies and not “claims made” policies. There is no claim by Company or RBP pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies there is basis for denial of any claim under any such policy. Such policies for the Purchased Assets are sufficient in all material respects for compliance by Company and RBP with all requirements of applicable Laws, Orders, Licenses and Permits and material Contracts.

        7.12    Contracts and Commitments.

7.12(a) Personal Property Leases. Company and RBP have no leases of personal property relating to the Purchased Assets.

7.12(b) Purchase Commitments. Company and RBP have no purchase commitments relating to the Purchased Assets for inventory items or supplies.

7.12(c) Sales Contracts. Company and RBP have no sales contracts or commitments relating to the Purchased Assets.

7.12(d) Operating and Service Agreements. Except as set forth in Schedule 7.12(d), Company and RBP have no Operating and Service Agreements relating to the Purchased Assets.

7.12(e) Contracts With Affiliates and Certain Others. Except as set forth in Schedule 7.12(e), Company and RBP have no agreement, understanding, contract or commitment (written or oral) relating to the Purchased Assets with any employee, agent, consultant, distributor, dealer or franchisee.

7.12(f) Powers of Attorney. Company and RBP have not given a power of attorney with respect to the Purchased Assets, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

7.12(g) No Collective Bargaining Agreements. Neither Company nor RBP is a party to any collective bargaining agreements relating to the Purchased Assets with any unions, guilds, shop committees or other collective bargaining groups.

7.12(h) Debt Obligations. Except as set forth in Schedule 7.12(h), Company and RBP have no loan, contract, promissory note, letter of credit or other evidence of indebtedness, as a signatory, guarantor or otherwise, in respect of the Purchased Assets, all of which will be repaid in full on the Closing Date and all related Liens on the Purchased Assets shall be released on the Closing Date with evidence thereof provided to Buyer.

7.12(i) Guarantees. Company and RBP have not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person such that the Purchased Assets would be impacted.

7.12(j) Burdensome or Restrictive Agreements. Except as provided in the Real Property Leases, none of RBP, any Partner, any Shareholder or Company is a party to or bound by any agreement, deed, lease or other instrument that is so burdensome as to materially affect or impair the operation or cash flow of any Theatre (individually or in the aggregate). Without limiting the generality of the foregoing, none of RBP, any Partner, Company or any Shareholder is a party to or bound by any agreement requiring Company, RBP, any Partner or any Shareholder to assign any interest in any Trade Right or proprietary information relating to any Theatre, or prohibiting or restricting any Theatre from competing in any business or geographical area or soliciting customers.

7.12(k) Other Contracts. Except as described in Schedule 1.1(g), Company and RBP have no other material Operating and Service Agreement, lease, Contract or written commitment whatsoever relating to the Purchased Assets or the operation or maintenance of the Theatres.

7.12(l) No Default. With respect to the Purchased Assets, (i) neither Company nor RBP is in default under any Real Property Lease, Contract or other commitment, or has any event or omission occurred prior to the Closing, which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any Liability relating to the Assumed Liabilities or result in the creation of any Lien on any Purchased Asset and (ii) to Company’s Knowledge, no third party is in default under any Real Property Lease, Contract or other commitment to which Company or RBP is a party, or has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

7.12(m) Gift Certificates and Passes. Schedule 7.12(m) sets forth Company’s policies and practices with respect to its gift certificates, discounted tickets, complimentary tickets, passes, coupons, advance ticket sales and the like, including its methods of calculating future Liabilities therefor. Schedule 7.12(m) also includes a schedule of historical usage of gift certificates, discounted tickets, complimentary tickets, passes, coupons, advance ticket sales and the like at the Theatres for the past three years.

        7.13    Labor Matters. Within the last five years, Company and RBP have not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements at any of the Theatres. With respect to the Theatres, (a) Company and RBP are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company or RBP pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company or RBP; (d) no question concerning representation has been raised or is threatened respecting the employees of Company or RBP; (e) no grievance that might have a material adverse effect on any of the Purchased Assets is pending and no such claim therefor exists; and (f) there are no administrative charges, court complaints or other Litigation against Company or RBP concerning alleged employment discrimination, alleged harassment (sexual or otherwise) or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

        7.14    Employees. Schedule 7.14 contains a true, correct and complete list of all employees of Company who currently perform services at the Theatres and each employee’s (a) title, duties and location of employment; (b) employment status (i.e., whether employee is actively employed or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason); (c) annual rate of compensation, including bonuses and incentives; and (d) perquisites and benefits. For purposes of subclause (c), in the case of salaried employees, such list identifies the current annual rate of compensation for each such employee, and in the case of hourly employees, such list identifies the current hourly rate for each such employee. RBP does not employ any employees in connection with the operation of the Theatres.

        7.15    Trade Rights. Company and RBP do not require any Trade Rights that they do not already have to conduct the operations of the Theatres. Company and RBP are not infringing and have not infringed any Trade Rights of another in the operation of the Theatres, nor is any other person infringing the Trade Rights of Company and RBP with respect to the Theatres. Company and RBP have not granted any license or made any assignment of any Trade Right listed on Schedule 1.1(f) and Company and RBP do not pay any royalties or other consideration for the right to use any Trade Rights of others in connection with the operation of the Theatres. There is no Litigation pending or threatened to challenge Company’s or RBP’s right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights in connection with the operation of the Theatres. All Trade Rights of Company and RBP relating to, or used in connection with the operation of, the Theatres are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company and RBP. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights relating to, or used in connection with the operation of, the Theatres.

        7.16    Affiliates’Relationships to Company.

7.16(a) Contracts With Affiliates. All Real Property Leases, Contracts or other arrangements between Company, RBP, any Partner, any Shareholder or any of their respective Affiliates relating to the Purchased Assets are described on Schedule 7.16(a).

7.16(b) No Adverse Interests. No Shareholder, Partner or other Affiliate has any direct or indirect interest (other than by virtue of ownership of Company or RBP) in (i) any entity that does business with any Theatre or is competitive with any Theatre or (ii) any Purchased Asset.

7.16(c) Obligations. All obligations of any Affiliate to Company or RBP with respect to the Purchased Assets, and all obligations of Company or RBP to any Affiliate with respect to the Purchased Assets, are listed on Schedule 7.16(c).

        7.17    Absence of Certain Changes. Since January 31, 2007 and prior to Closing, to Company’s Knowledge and other than as set forth on Schedule 7.17, there has not been:

7.17(a) No Material Adverse Change. Any material adverse change in the market economies of the Theatres (individually or in the aggregate) or the financial condition, assets, liabilities, business, prospects or operations of any Theatre;

7.17(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting the Purchased Assets;

7.17(c) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances that are not material to the business, financial condition or results of operations of any Theatre (individually or in the aggregate);

7.17(d) No Disposition of Property. Any sale, lease or other transfer or disposition of any Purchased Assets, except for the sale of inventory items in the ordinary course of business;

7.17(e) No Liens. Any Lien made on any of the Purchased Assets;

7.17(f) No Amendment of Contracts. Any entering into, amendment or termination by Company or RBP of any Real Property Lease or Contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

7.17(g) No Unusual Events. Any other event or condition not in the ordinary course of business of Company or RBP with respect to the Purchased Assets.

        7.18    Assets Necessary to Business. The Purchased Assets constitute all property and other assets, tangible and intangible, and all leases, licenses and permits and other agreements necessary to permit Buyer to carry on the operations of the Theatres.

        7.19    No Brokers or Finders. None of Company, RBP, Partners, Shareholders or any of Company’s or RBP’s employees, directors, officers or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

        7.20    Disclosure. Neither any representation or warranty by Shareholders, RBP, Partners and/or Company in this Agreement or any Ancillary Instrument, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Shareholders, RBP, Partners or Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any Ancillary Instrument, closing certificate or Disclosure Schedule delivered by or on behalf of Company, RBP, Partners and/or Shareholders pursuant to this Agreement shall be deemed representations and warranties by Company, RBP, Partners and Shareholders.

8.	REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to Company, RBP, Partners and Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company, RBP, Partners and Shareholders or any notice to Company, RBP, Partners and Shareholders, and shall survive the Closing of the transactions provided for herein.

        8.1    Corporate.

8.1(a) Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

8.1(b) Limited Liability Company Power. Buyer has all requisite limited liability company power to enter into this Agreement and the other Ancillary Instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

        8.2    Authority. All corporate acts or proceedings on the part of Buyer or its shareholders have been obtained that are necessary to authorize this Agreement or the other Ancillary Instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other Ancillary Instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms.

        8.3    No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

9.	EMPLOYEES

        9.1    Termination of Employees; Option to Rehire. Immediately prior to the Closing, Company shall terminate the employment of all of Company’s employees who perform services at the Theatres (“Theatre Employees”). Buyer may, in its sole discretion and on such terms and conditions as it deems appropriate, offer employment to any of the Theatre Employees. Each of the Theatre Employees who is offered employment by Buyer, and accepts such offer of employment by Buyer, is hereinafter referred to as a “Transferred Employee.” Employment for each Transferred Employee shall commence on the Closing Date or such later date as may be specified by Buyer.

        9.2    Responsibilities Retained by Company. Company shall satisfy, or cause its insurance carriers to satisfy, all Claims for compensation and benefits, whether insured or otherwise (including, without limitation, workers’ compensation, life insurance, medical and disability programs), under Company’s employee benefit programs, including for severance payments or termination benefits directly or indirectly related to this transaction and/or Claims under Section 7.13, brought by, or in respect of, Transferred Employees and all other current and former employees of Company who perform or performed services at the Theatres, which Claims arise out of events occurring on, prior to or after or because of the Closing Date, in accordance with the terms and conditions of such programs or applicable Laws or Orders without interruption as a result of the employment by Buyer of any such employees as of and after the Closing Date (collectively, “Employee Claims”).

        9.3    Payroll Tax. Company agrees to make a clean cut-off of payroll and payroll Tax reporting with respect to the Transferred Employees, paying over to the applicable Government Entities those amounts respectively withheld or required to be withheld for periods ending on the date immediately preceding the Closing Date. Company also agrees to issue, by the date prescribed by Internal Revenue Service regulations, Forms W-2 for wages paid through the date immediately preceding the Closing Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll Tax obligations for Transferred Employees from and after the Closing Date.

        9.4    WARN Act Liabilities. If any action on the part of Company or Buyer after the date hereof and prior to the Closing directly relating to the transactions contemplated by this Agreement with respect to the Theatre Employees shall directly or indirectly result in any Liability by virtue of the WARN Act or any equivalent or comparable state, federal or local “plant-closing”or similar Law, such Liability shall be the sole responsibility of Buyer, and Buyer shall indemnify and hold harmless Company against any such Liability.

        9.5    No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Company’s employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Transferred Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

10.	COVENANTS PRIOR TO THE CLOSING

        10.1    Title Insurance. Buyer has ordered and, except as set forth in Schedule 6.4, received title insurance commitments, issued by Chicago Title Insurance Company or such other company or companies reasonably satisfactory to Buyer (in such capacity, “Title Insurance Company”), agreeing to issue to Buyer standard form owner’s (or lessee’s, as the case may be) policies of title insurance with respect to each parcel of Owned Real Property and each parcel of Leased Real Property (other than the Sycamore Mall Theatre, College Square Theatre and Coral Ridge Mall Theatre), together with a copy of each document to which reference is made in such commitments. In the case of parcels of Owned Real Property, such policies shall be standard ALTA Form 1992 owner’s policies in the full amount of that portion of the Purchased Price allocated to each such parcel of Owned Real Property under Section 3.5 hereof, insuring good and marketable fee title thereto (expressly including all easements and other appurtenances), with all standard exceptions deleted. In the case of parcels of Leased Real Property, such policies shall be standard ALTA Form 1992 leasehold policies and in such amounts as Buyer reasonably requests, insuring good and marketable leasehold title thereto (expressly including all easements and other appurtenances), with all standard exceptions deleted; provided, however, that in the case of a parcel of Leased Real Property that is part of a shopping mall complex, standard survey exceptions shall not be required to be deleted. In either case, all policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as are reasonably acceptable to Buyer as specifically marked as such on the title insurance commitments incorporated in the schedules at Schedule 7.10(a), and shall contain such endorsements as Buyer reasonably requests (including, without limitation, a single tax parcel endorsement, an access endorsement, an endorsement over rights of creditors, if requested by Buyer, and a zoning endorsement).

        10.2    Surveys. Company has ordered and delivered to Buyer surveys of each parcel of Owned Real Property and each parcel of Leased Real Property that is not part of a shopping mall complex, prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS in 2005, which includes Items 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10 and 11(b) of Table A thereof (and for vacant parcels, includes Item 5 of Table A), certified to Buyer and the Title Insurance Company, each dated no more than 90 calendar days prior to the Closing and each detailing, among other things, the legal description, perimeter boundaries, all Improvements located thereon, all easements and encroachments, rights of way, utilities rights and other matters (whether above or below ground) encumbering or affecting each such parcel of Owned Real Property and each such parcel of Leased Real Property that is not part of a shopping mall complex and such other matters as Buyer or the Title Insurance Company reasonably request, each containing a surveyor certificate reasonably acceptable to Buyer and the Title Insurance Company, and each prepared by a registered land surveyor reasonably satisfactory to Buyer licensed to practice in the jurisdiction in which the parcel of Owned Real Property or parcel of Leased Real Property that is not part of a shopping mall complex is located.

        10.3    Environmental Reports. Buyer has ordered and received Phase I environmental reports for each parcel of Owned Real Property and each parcel of Leased Real Property that is not part of a shopping mall complex, each dated no more than 90 days prior to the Closing and each prepared by an environmental consultant of national or regional reputation reasonably satisfactory to Buyer.

        10.4    Conduct of Theatres Pending the Closing. From the date hereof until the Closing, except as disclosed in writing by Company to and otherwise approved in writing by Buyer, Company, RBP, Partners and Shareholders covenant that Company and RBP shall, and Shareholders and Partners shall cause, each of the following to occur:

10.4(a) No Changes. Company and RBP have and will carry on the operation of the Theatres diligently and in the same manner as prior to the entry into the discussions that led to the execution of this Agreement and will not make or institute, and have not made or instituted, any changes in its methods of purchase, sale, management, accounting or operation of the Theatres compared to previous periods.

10.4(b) Preserve Cash Flow. Company and RBP will use their respective Commercially Reasonable Best Efforts to preserve the cash flow of the Purchased Assets.

10.4(c) No Breach. Company, RBP, Partners and Shareholders will not do or omit any act, or permit any omission to act, which may cause a breach of any Contract, commitment or obligation that is material to the Purchased Assets (individually or in the aggregate), or any breach of any representation, warranty, covenant or agreement made by Company, RBP, Partners and/or Shareholders herein, or which would have required disclosure on a Schedule hereto had it occurred after January 31, 2007 and prior to the date of this Agreement.

10.4(d) No Material Contracts. No contract or commitment will be entered into, and no purchase of materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company or RBP with respect to the Purchased Assets, except contracts, commitments, purchases or sales that are in the ordinary course of business and consistent with past practice, are not material to the Purchased Assets (individually or in the aggregate) and would not have been required to be disclosed in the Schedules had such contracts or commitments been in existence on the date of this Agreement. No such contracts or commitments will be assumed by Buyer unless Buyer specifically so assumes any post-Closing obligations under any such contract or commitment pursuant to Section 14.2(b).

10.4(e) Maintenance of Insurance. Company and RBP shall maintain all of the insurance with respect to the Purchased Assets in effect as of the date hereof.

10.4(f) Maintenance of Property. Company and RBP shall use, operate and maintain all of the Purchased Assets in a normal business manner, consistent with Company’s and RBP’s historical practices.

10.4(g) Interim Financials. Company will provide Buyer with (i) interim monthly financial statements and other management reports on a Theatre by Theatre basis as and when they are available and (ii) such other financial and other performance information reasonably requested by Buyer.

        10.5    No Solicitation or Negotiations With Other Parties. Other than with respect to Buyer and its Affiliates and Company’s lending institutions and landlords under the Real Property Leases, Company, RBP, Partners and Shareholders represent and warrant that they, their Affiliates and their respective representatives have terminated any other parties’ access to any nonpublic information about the Purchased Assets and have requested (with copies of such requests to Buyer) the return to Company, or destruction, by such parties of such non-public information previously provided. From and after the date hereof, Company, RBP, Partners and Shareholders shall not, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any of Company’s or RBP’s officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained or utilized by Company, Shareholders, RBP, Partners or any of their Affiliates to, directly or indirectly, (a) solicit, initiate or encourage (including by way of furnishing information that has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Proposal or any sale, transfer, assignment or other disposition of any of the Purchased Assets or (b) participate in any discussions or negotiations regarding any Proposal or any sale, transfer, assignment or other disposition of any of the Purchased Assets.

        10.6    HSR Act Filings. Each of the parties hereto undertakes and agrees to file as soon as reasonably practicable after the date hereof, a Notification and Report Form under the HSR Act with the Federal Trade Commission and the Antitrust Division. Company, RBP, Partners and Shareholders shall (a) respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Government Entity in connection with antitrust matters and (b) not extend any waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Buyer (subject to applicable Law). Company, RBP, Partners and Shareholders shall (i) promptly notify Buyer of any communication to either of them from the Federal Trade Commission, the Antitrust Division, any State Attorney General or any other Government Entity and, subject to applicable Law, permit Buyer to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Government Entity in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with Buyer in advance and, to the extent permitted by such Government Entity, gives Buyer the opportunity to attend and participate thereat; and (iii) furnish Buyer with copies of all correspondence, filings, and communications between them and their Affiliates and their respective representatives on the one hand, and any Government Entity or members or their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby. The foregoing notwithstanding, in no event shall Buyer be required to sell, divest, hold separately or otherwise dispose of any of its or its Affiliates’ assets, businesses or lines of business (or the Purchased Assets) in order to comply with the foregoing, nor shall Buyer be required to agree to or observe any restrictions or limitations on its ability to conduct or engage in any line of business in order to comply with the foregoing.

        10.7    Consents; Licenses and Permits. Prior to Closing, Company, RBP, Partners and Shareholders shall use their respective Commercially Reasonable Best Efforts to obtain, with the cooperation and assistance from Buyer, all consents necessary for the consummation of the transactions contemplated hereby, all of which are set forth in Schedule 7.3. Prior to Closing, Company, RBP, Partners and Shareholders shall use their respective Commercially Reasonable Best Efforts to obtain, with the cooperation and assistance from Buyer, the reissuance in Buyer’s name of all Licenses and Permits necessary for the consummation of the transactions contemplated hereby and the operation of the Theatres.

        10.8    Estoppel and Consent to Assignment. On or before the Closing Date, Company, RBP, Partners and Shareholders shall use their respective Commercially Reasonable Best Efforts, with the cooperation and assistance from Buyer, to deliver to Buyer an estoppel and consent to assignment from the landlord under each Real Property Lease, which estoppel and consent to assignment will certify: (a) the Real Property Lease is valid and in full force and effect; (b) the amounts payable by Company or RBP under the Real Property Lease and the date to which the same have been paid; (c) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; (d) that the transactions contemplated by this Agreement will not constitute a default under the Real Property Lease; and (e) that the landlord consents to the assignment of the Real Property Lease to Buyer. On or before the Closing Date, Company, RBP, Partners and Shareholders shall also use their respective Commercially Reasonable Best Efforts, with the cooperation and assistance from Buyer, to deliver to Buyer a non-disturbance agreement from each lender of the landlord under each Real Property Lease, if any, in a form acceptable to Buyer, which recognizes the tenant’s rights under such Real Property Lease in the event of a foreclosure of such Theatre.

        10.9    Schedules. In addition to the obligation to deliver the Schedules under Article 7 and Section 19.1, Company, RBP, Partners and Shareholders shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules, but no such disclosure shall cure any breach of any representation or warranty that is inaccurate and all Liabilities related to each such disclosure shall be Excluded Liabilities unless expressly assumed by Buyer in writing as contemplated by Section 14.2(b).

        10.10    Other Action. Company and Shareholders shall use their Commercially Reasonable Best Efforts to cause the fulfillment at the earliest practicable date of all of the conditions to their and Buyer’s obligations to consummate the transactions contemplated in this Agreement.

        10.11    Confidentiality. Between the date of this Agreement and the Closing Date (or for a period of 10 years after the termination date of this Agreement, if this Agreement is terminated under Article 15 for any reason and by any party and, with respect to Company’s, RBP’s, Partners’ and Shareholders’ obligations hereunder, for an indefinite period subsequent to the Closing in accordance with, and pursuant to, Section 16.1(a)(ii)), Buyer, Company, RBP, Partners and Shareholders will maintain in confidence, and will cause their respective Affiliates and their respective directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of any other party, any written, oral, or other confidential information obtained in confidence from such other party in connection with this Agreement or the transactions contemplated hereby (including, in the case of Buyer, the due diligence materials and other confidential information obtained in the course of Buyer’s due diligence investigations of Company and the Purchased Assets), unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent, approval, title commitment, survey, Phase 1 environmental report, estoppel and consent to assignment, non-disturbance agreement or any other action or document required or deemed appropriate for the consummation of the transactions contemplated by this Agreement; or (c) the furnishing, disclosure or use of such information is required by Law or the rules, requirements or requests of the Securities and Exchange Commission and/or the New York Stock Exchange, or otherwise necessary or appropriate in connection with any Litigation or the enforcement of any party’s rights or obligations under this Agreement or any Ancillary Instrument. The foregoing notwithstanding, the foregoing restrictions shall not prohibit or limit the Buyer’s and/or its Affiliates’ ability to furnish any such confidential information to its employees, advisors, representatives or agents or third parties who may have an interest in financing, investing in or acquiring any of the Purchased Assets on or after the Closing Date, subject to any such party agreeing to maintain such information strictly confidential in general accordance with this Section 10.11.

        10.12    Services Agreement. Between the date of this Agreement and the Closing Date, Buyer and Company shall negotiate an agreement pursuant to which Buyer will agree to provide certain services to Company post-Closing with respect to Company’s other theatres, all on terms and conditions to be mutually agreed upon between Buyer and Company (“Services Agreement”).

11.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

        Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        11.1    Representations and Warranties True of the Closing Date. Each of the representations and warranties made by Company, RBP, Partners and Shareholders in this Agreement, and the statements contained in the Disclosure Schedule or in any Ancillary Instrument delivered by Company, RBP, Partners or Shareholders pursuant to this Agreement, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

        11.2    Compliance With Agreement. Company, RBP, Partners and Shareholders shall have performed and complied with all of their agreements and obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 14.1.

        11.3    Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Guarantor, The Marcus Corporation, Company, RBP, Partners, or any of their Affiliates, officers or directors, or any of the Purchased Assets, with respect to the transactions contemplated hereby, except for any filings under the HSR Act.

        11.4    HSR Act. All applicable waiting periods under the HSR Act shall have expired or terminated and all other actions by or in respect of, or filings with, any Government Entity under the HSR Act, required to permit the consummation of the transactions contemplated hereby shall have been taken, made or modified.

        11.5    Consents and Approvals. All approvals, consents, waivers, and estoppel certificates that are required to effect the transactions contemplated hereby, as contemplated by Sections 10.7 and 10.8, shall have been received, and executed counterparts thereof shall have been delivered to Buyer, prior to Closing.

        11.6    Licenses and Permits. All Licenses and Permits issued in the name of Buyer that are required to effect the transactions contemplated hereby and to operate the Theatres, as contemplated by Sections 10.7, shall have been reissued to Buyer prior to Closing.

        11.7    Closing of Campus Theatre. Company shall have closed and ceased operation of the Campus Theatre as of the Closing Date.

        11.8    Release of Liens. All Liens respecting the Purchased Assets shall be released as of the Closing Date (other than those permitted Liens specifically accepted by Buyer as set forth in the Schedules, title commitments and in the ALTA/ACSM surveys attached hereto).

12.	CONDITIONS PRECEDENT TO COMPANY’S, RBP’S, PARTNERS’ AND SHAREHOLDERS’ OBLIGATIONS

        Each and every obligation of Company and Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

        12.1    Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

        12.2    Compliance With Agreement. Buyer shall have performed and complied with all of Buyer’s agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 14.2.

        12.3    Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Guarantor, The Marcus Corporation, Company, RBP, Partners, or any of their Affiliates, officers or directors, or any of the Purchased Assets, with respect to the transactions contemplated hereby, except for any filings under the HSR Act.

        12.4    HSR Act. All applicable waiting periods under the HSR Act shall have expired or terminated and all other actions by or in respect of, or filings with, any Government Entity under the HSR Act, required to permit the consummation of the transactions contemplated hereby shall have been taken, made or modified.

13.	SURVIVAL; INDEMNIFICATION

        13.1    Survival. Except as otherwise expressly set forth below or elsewhere in this Agreement (including pursuant to Section 13.5(a)), all of the representations and warranties of Buyer, Company. RBP, Partners and Shareholders contained in this Agreement (and the indemnification obligations under this Article 13 with respect thereto) shall survive the Closing in full force and effect (even if Buyer knew or had reason to know of any misrepresentation or breach of any representation or warranty at the time of Closing, other than as specifically set forth in the Disclosure Schedules and accepted by Buyer and the Specifically Identified Conditions in the Third Party Condition Reports) for a period after the Closing Date until July 31, 2008; provided, however, that (i) willful or intentional breaches or misrepresentations of representations and warranties (“Willful Breaches”) shall survive the Closing in full force and effect indefinitely; (ii) the representations and warranties set forth in Sections 7.6 and 7.10(d)(“Condition Related Representations”) shall survive the Closing in full force and effect for a period of one year after the Closing Date; (iii) the representations and warranties set forth in Sections 7.1, 7.2, 7.3, 7.10(a), 7.16, 7.19, 8.1, 8.2 and 8.3 (“Fundamental Representations”) shall survive the Closing in full force and effect indefinitely; (iv) the representations and warranties set forth in Sections 7.5, 7.8, 7.9(c), 7.13 and 7.15 shall survive the Closing in full force and effect for the applicable statute of limitations (“SOL Representations”). All of the pre-Closing covenants and obligations of Buyer, Company, RBP, Partners and Shareholders contained in this Agreement (and the indemnification obligations under this Article 13 with respect thereto) shall survive the Closing in full force and effect (even if Buyer knew or had reason to know of any breach or violation thereof at the time of Closing) for a period of 90 days after the Closing Date. The applicable survival period for the respective representations and warranties and pre-Closing covenants and obligations set forth above shall be deemed an “Applicable Survival Period,” unless a Claim with respect thereto is made prior to the end of such Applicable Survival Period. If any act, omission, disclosure or failure to disclosure shall form the basis for a Claim for misrepresentation or breach of more than one representation or warranty or pre-Closing covenant or obligation, and such Claims have different Applicable Survival Periods hereunder, then the termination of the Applicable Survival Period of one Claim shall not affect a party’s right to make a Claim based on the misrepresentation or breach of any representation or warranty or pre-Closing covenant or obligation still surviving.

        13.2    By Company and Shareholders. Subject to the terms and conditions of this Article 13, Company, Partners and each Shareholder, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees and controlled and controlling persons (hereinafter, “Buyer Affiliates”) from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer or Buyer’s Affiliates, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company, RBP, Partners or any Shareholder contained in or made pursuant to this Agreement or any Ancillary Instrument (regardless of whether such breach is deemed “material” for any purpose and without respect to any “knowledge” or similar qualifier otherwise contained therein); (b) the breach of any covenant of Company, RBP, Partners or any Shareholder contained in this Agreement or any Ancillary Instrument (regardless of whether such breach is deemed “material” for any purpose); (c) Claims related to the Excluded Assets; (d) Claims for any Excluded Liabilities, including any Employee Claims; (e) Claims relating to the Duluth 10 Environmental Conditions (other than any such Claims directly as a result of any future expansion of the Duluth 10 Theatre, or the investigation, planning or preparation work related to any such expansion); and (f) any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (i) is related in any way to Company’s, RBP’s, any Affiliates’ or any previous owner’s or operator’s ownership, operation or occupancy of the Theatres (or any of them) and other Purchased Assets and (ii) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or were caused on or before the Closing Date. Company, RBP, Partners and Shareholders shall not have any Liability (for indemnification or otherwise) for or related to or arising in any way out of any Liability related to or resulting from failure of any of the Purchased Assets to be in compliance with the Americans with Disabilities Act and similar state laws and/or Section 504 of the Rehabilitation Act of 1973 (other than as set forth in Section 7.10(b)(ii)); as to those matters, the Purchased Assets are sold in an “as-is” condition to the Buyer, and as to those matters Company, RBP, Partners and Shareholders make no warranties or representations of any kind, express or implied, except as set forth in Section 7.10(b)(ii); as to those matters, Buyer’s sole remedy shall be to determine the acceptability of the Purchased Assets (and an associated equitable reduction of the Purchase Price) or terminate this Agreement. Company, RBP, Partners and Shareholders will have no Liability (for indemnification or otherwise) with respect to any Specifically Identified Condition in the Third Party Condition Reports and, with respect thereto, the parties have agreed to an adjustment under Article 7 at the Closing or otherwise specifically agreed to resolve the matter post-Closing (other than in any case above as set forth in Section 13.2(e)).

        13.3    By Buyer. Subject to the terms and conditions of this Article 13, Buyer hereby agrees to indemnify, defend and hold harmless Company, RBP, Partners and Shareholders from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material” for any purpose and without respect to any “knowledge” or similar qualifier otherwise contained therein); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed “material” for any purpose); and (c) Claims for any Assumed Liabilities.

        13.4    Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 13 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

13.4(a) Notice and Defense. The party or parties to be indemnified (whether one or more, “Indemnified Party”) will give the party from whom indemnification is sought (“Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it; provided, however, that under no circumstances may Company, RBP, Partners or Shareholders undertake any defense of any action that Buyer believes could have a material impact on the operation or cash flow of the Theatres. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 13, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

13.4(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right, at the Indemnifying Party’s cost, to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment therein.

13.4(c) Indemnified Party’s Rights. Anything in this Section 13.4 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

13.4(d) Right to Participate. Notwithstanding a party’s responsibility for the defense of a Claim, the other party shall have the right to participate, at its own expense and with its own counsel, in the defense of a Claim and the party having responsibility for defense of the Claim (“Defending Party”) shall consult with the other party from time to time on all material matters relating to the defense of such Claim. The Defending Party shall provide the other party with copies of all pleadings and material correspondence relating to such Claim.

        13.5    Claims Procedure. The following exclusive procedure (other than with respect to Section 3.4(c) or the enforcement of post-Closing covenants or as otherwise set forth in this Agreement) shall govern any and all indemnification Claims against an Indemnifying Party that may be brought pursuant to the provisions of this Agreement:

13.5(a) Notice. The Indemnified Party shall give written notice to the Indemnifying Party of all Claims, whether between the parties or raised by a third party, that could constitute a Claim for indemnification under this Article 13. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 13, except to the extent the Indemnifying Party is prejudiced thereby. With respect to any Claim by an Indemnified Party pursuant to Section 13.2(a) or 13.3(a), the Claim must be made pursuant to this Section 13.5 prior to the end of the Applicable Survival Period (in which case, the termination of the Applicable Survival Period shall not otherwise affect such Claim); provided, however, that after July 31, 2008 only indemnification Claims for Third Party Claims may be made with respect to breaches or misrepresentation of Fundamental Representations or SOL Representations (other than, in either case, Willful Breaches thereof). The written notice shall specify to the extent known by the Indemnified Party (i) the factual basis for such Claim and the alleged violation of this Agreement; (ii) the dollar amount of the Claim and the basis therefor; and (iii) copies of all underlying correspondence or communication from a third party or otherwise with respect to the foundation of such Claim.

13.5(b) Determination Procedure. With respect to indemnification Claims between the parties, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable. With respect to indemnification Claims relating to the Claims of third parties, the Indemnifying Party shall have a reasonable period, given the nature of the third-party Claim and any response time required by such third party, to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Indemnified Party to substantiate the Claim, as well as any other information bearing thereon reasonably requested by the Indemnifying Party. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such investigation period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, then the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the Claim; provided, however, that if the Indemnifying Party is Company, RBP, Partners or any Shareholder, then such payment must be made by first reducing the Closing Escrow Amount pursuant to the Closing Escrow Agreement, which Closing Escrow Amount must be fully distributed before Company, RBP, Partners or any Shareholder is required to make any payments as a result of being an Indemnifying Party. If the Indemnified Party and the Indemnifying Party do not agree within 30 days from the date of a Claim hereunder (or any mutually agreed upon extension thereof, including subsequent to the final determination of a third-party indemnification Claim), then the Indemnified Party and the Indemnifying Party shall appoint a panel of three neutral arbitrators (one selected by the Indemnified Party, one by the Indemnifying Party and one by the first two arbitrators) and the arbitrators thus appointed shall settle the dispute, provided, however, that any other specific dispute resolution procedures expressly specified elsewhere in this Agreement shall govern the matters covered thereby. If the Indemnified Party and the Indemnifying Party, or any one of them, are unwilling or unable to appoint an arbitrator, or if a duly appointed arbitrator refuses to act or is incapable of acting and the Indemnified Party and the Indemnifying Party, or any of them, are unwilling or unable to concur in or agree upon the appointment of a new arbitrator to fill the vacancy, or any appointment is not made within 15 Business Days after service of a written notice to concur in or agree upon the appointment of an arbitrator or a new arbitrator, as the case may be, application may be made by either party to a court of competent jurisdiction for the appointment of an arbitrator or a new arbitrator, as the case may be. The arbitration shall be conducted in Minneapolis, Minnesota pursuant to the Commercial Arbitration Rules of the American Arbitration Association of Minnesota. The decision of the arbitrators shall be final, conclusive and binding upon the parties. Any expenses of such arbitration including, without limitation, the fees of the arbitrators and, if determined appropriate by the arbitrators, the reasonable costs of the non-prevailing party, as the case may be, shall be paid by either the Indemnifying Party or Indemnified Party as determined appropriate by the arbitrators.

        13.6    Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 13, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party, and provided that, if the Indemnifying Party is Company, RBP, Partners or any Shareholder, then such payment shall first be made by reducing the Closing Escrow Amount then held pursuant to the Closing Escrow Agreement, which Closing Escrow Amount shall be fully distributed before Company, RBP, Partners or any Shareholder is required to make any payments as a result of being an Indemnifying Party.

        13.7    No Waiver. Except as expressly waived by Buyer in writing prior to or at Closing, the closing of the transactions contemplated by this Agreement, shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing and regardless of whether such breach, violation or failure is deemed to be “material.”

14.	CLOSING

        The closing of this transaction (“Closing”) shall take place at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 at 9:00 A.M., local time, on such date as the parties hereto shall mutually agree upon as soon as practical after satisfaction of the closing conditions of each party hereunder. Such date is referred to in this Agreement as the “Closing Date.” A pre-Closing shall be conducted on the day prior to the scheduled Closing Date at which all documents and other items to be delivered at Closing will be inspected and preapproved by all of the parties. The Closing shall be deemed to be effective for all business, accounting, financial, Tax, legal and other purposes as of 12:01 A.M. on the Closing Date. The parties shall each use their respective Commercially Reasonable Best Efforts to effect the Closing on a Closing Date on or prior to April 19, 2007.

        14.1    Documents to be Delivered by Company, RBP, Partners and Shareholders. At the Closing, Company, RBP, Partners and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

14.1(a) Deeds; Bills of Sale. General warranty deeds to all Owned Real Property and Improvements and warranty bills of sale and such other instruments of assignment, transfer, conveyance and endorsement (including, without limitation, an assignment of each Real Property Lease) as will be sufficient in the opinion of Buyer and its counsel to transfer, convey, assign and deliver to Buyer good and marketable title, free and clear of all Liens, to all other Purchased Assets as contemplated hereby.

14.1(b) Compliance Certificate. A certificate signed by an officer of Company and RBP, and by each Shareholder and Partner that each of the representations and warranties made by Company, RBP, Partners and Shareholders in this Agreement is true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company, RBP, Partners and Shareholders have performed and complied with all of Company’s, RBP’s, Partners’ and Shareholders’ obligations under this Agreement that are to be performed or complied with on or prior to the Closing Date.

14.1(c) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and Shareholders of Company, and as required by RBP, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

14.1(d) Non-Competition Agreements. A Non-Competition and Confidentiality Agreement for each of the persons listed on Schedule 7.1(c) (other than Dorothy Becker), in the form to be mutually agreed upon between Buyer and Company (collectively, the “Non-Competition Agreements”), duly executed by each of such persons.

14.1(e) Closing Escrow Agreement. The Closing Escrow Agreement, in the form to be mutually agreed upon between Buyer and Company (“the “Closing Escrow Agreement”), duly executed by Company.

14.1(f) Transition Services Agreement. If requested by Buyer prior to Closing, the Transition Services Agreement, in the form to be mutually agreed upon between Buyer and Company (the “Transition Services Agreement”), duly executed by Company.

14.1(g) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document on behalf of Company executed and delivered to Buyer pursuant to the terms hereof.

14.1(h) Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby, as required by Section 10.7.

14.1(i) Title Insurance. Good and valid title insurance policies (or irrevocable “mark-up” title insurance commitments equivalent to title insurance policies), dated as of the Closing Date, conforming to the specifications set forth in Section 10.1 hereof, including such affidavits, certificates or agreements as may be reasonably required by the Title Insurance Company in connection with the same.

14.1(j) Affidavit. An affidavit from Company and each Shareholder, in form and substance reasonably satisfactory to Buyer, to the effect that each is not a “foreign person,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate” within the meaning of Section 1445 of the Code and containing all such other information as is required to comply with the requirements of Section 1445 of the Code, so that Buyers are exempt from withholding any amounts from the Purchase Price payable hereunder.

14.1(k) Estoppel and Consent to Assignments; Non-Disturbance Agreements. The estoppel and consent to assignments and non-disturbance agreements required by Sections 10.7 and 10.8.

14.1(l) Disclosure Schedules. The Disclosure Schedules, which must have been delivered by Company and Shareholders as and when required by Section 19.1.

14.1(m) Services Agreement. The Services Agreement referenced in Section 10.12.

14.1(n) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

        14.2    Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver the following documents, in each case duly executed or otherwise in proper form:

14.2(a) Closing Cash Payment. To Company and RBP, the Closing Cash Payment as required by Section 3.2(b).

14.2(b) Assumption of Liabilities. To Company and RBP, an Assumption of Liabilities agreement, in the form to be mutually agreed upon between Buyer and Company, as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of the Assumed Liabilities by Buyer as provided for in Article 2 and which shall specify which Contracts as to which the post-Closing Liabilities thereunder are being specifically assumed by Buyer under Section 1.1(g).

14.2(c) Non-Competition Agreements. To Company, the Non-Competition Agreements for each of the persons listed on Schedule 7.1(c), each duly executed by Buyer.

14.2(d) Closing Escrow Amount. The Closing Escrow Amount as required by Section 3.2(a).

14.2(e) Closing Escrow Agreement. To escrow agent, Company and RBP, the Closing Escrow Agreement, duly executed by Buyer.

14.2(f) Transition Services Agreement. To Company, if requested by Buyer prior to Closing, the Transition Services Agreement, duly executed by Buyer.

14.2(g) Compliance Certificate. To Company and RBP, a certificate signed by an officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied with all of Buyer’s obligations under this Agreement that are to be performed or complied with on or prior to the Closing Date.

14.2(h) Certified Resolutions. To Company and RBP, a certified copy of the resolutions of the Board of Directors of Buyer and The Marcus Corporation authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

14.2(i) Estimated Closing Adjustment Statement. To Company and RBP, the Estimated Closing Adjustment Statement pursuant to Section 3.4(b).

14.2(j) Services Agreement. The Services Agreement referenced in Section 10.12.

14.2(k) Other Documents. To Company, all other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

15.	TERMINATION

        15.1    Termination by Mutual Agreement; Termination Date. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

15.1(a) by mutual written agreement of Buyer, Company, RBP, Partners and Shareholders; or

15.1(b) by either Buyer or Company if the Closing shall not have occurred on or before June 29, 2007, provided that the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

        15.2    Termination by Buyer for Breach. If (a) there has been a material violation or breach by Company, RBP, Partners or any Shareholder of any of the agreements, representations or warranties contained in this Agreement that was not the result of Buyer’s violation or breach of any of its agreements, representations or warranties contained in this Agreement, and such violation or breach has not been waived in writing by Buyer or (b) there has been a material failure of satisfaction of a condition to the obligations of Buyer that was not the result of Buyer’s violation or breach of any of its agreements, representations or warranties contained in this Agreement, and such violation or breach has not been waived in writing by Buyer, then Buyer may, by written notice to Company at any time prior to the Closing that such violation, breach, or failure is continuing or such approval has not been obtained, terminate this Agreement with the effect set forth in Section 15.4.

        15.3    Termination by Company for Breach. If (a) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement that was not the result of Company’s, RBP’s, Partners’ or Shareholders’ violation or breach of any of its agreements, representations or warranties contained in this Agreement, and such violation or breach has not been waived in writing by Company or (b) there has been a material failure of satisfaction of a condition to the obligations of Company that was not the result of Company’s, RBP’s, Partners’ or Shareholders’ violation or breach of any of its agreements, representations or warranties contained in this Agreement, and such failure has not been waived in writing by Company, then Company may, by written notice to Buyer at any time prior to the Closing that such violation, breach, or failure is continuing or such approval has not been obtained, terminate this Agreement with the effect set forth in Section 15.4.

        15.4    Effect of Termination. Termination of this Agreement pursuant to any of Sections 15.2, or 15.3shall not in any way terminate, limit or restrict the rights and remedies of the non-breaching party against the party that has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of the non-breaching party under common law to redress for any such breach, violation or failure to satisfy, the breaching party shall jointly and severally indemnify the non-breaching party from and against all Claims asserted against, resulting to, imposed upon, or incurred by the breaching party, directly or indirectly, by reason of, arising out of or resulting from any such breach, violation or failure to satisfy. Subject to the foregoing, the parties’ obligations under Sections 19.7(a) and 19.7(b) shall survive termination. If this Agreement is terminated pursuant to this Article 15 for any reason by any party, all due diligence materials in Buyer’s, or its Affiliate’s or agents’ possession, shall be returned to Company or Shareholders upon request, and shall remain subject to the confidentiality requirements of Section 10.11, which Section shall survive termination.

16.	POST-CLOSING COVENANTS

        16.1    Noncompetition; Confidentiality.

16.1(a) Company, RBP, Partners and Shareholders. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with Buyer’s purchase of the Purchased Assets under this Agreement, Company, RBP, Partners, each Shareholder and their respective Affiliates hereby covenant and agree as follows:

(i) Covenant Not to Compete. Subject to the geographical and other limits hereinafter specifically set forth, for a period of five years from and after the Closing Date, none of Company, RBP, Partners, any Shareholder or any of their respective Affiliates will directly or indirectly:

(A) engage in, continue in or carry on any motion picture theatre and/or motion picture exhibition business (the “Motion Picture Business”), including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged (each, a “Competitor”);

(B) consult with, advise or assist in any way, whether or not for consideration, any Competitor in any aspect of the Motion Picture Business, including, without limitation, advertising or otherwise endorsing the products, movies or services of such Competitor; soliciting customers or otherwise serving as an intermediary for such Competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with such Competitor; or

(C) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete;

provided, however, that the foregoing shall not prohibit the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend to a radius of 15 miles from each of the Theatres (other than any Excluded Theatres) and each of the theatres currently operated by Buyer or any of its Affiliates (including Guarantor and its Affiliates); provided, however, that in the Minneapolis, Minnesota metropolitan area, such radius shall only be 5 miles. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Purchased Assets and that this covenant not to compete shall apply to any successor to Company, RBP or purchaser of its business or any of the theatres represented by the Excluded Assets. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

(ii) Covenant of Confidentiality. In addition to the ongoing requirements of Section 10.11, none of Company, RBP, Partners, any Shareholder or any of their respective Affiliates shall at any time subsequent to the Closing, except as explicitly requested by Buyer and except as necessary or convenient for Company to continue to operate its current ongoing business involving the Excluded Assets, (A) use for any purpose; (B) disclose to any person; or (C) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Purchased Assets. For purposes hereof, “confidential information” shall mean and include, without limitation, all Trade Rights listed on Schedule 1.1(f), customer lists and customer information, purchasing information, market and marketing information, financial information, and all other information relating to the Purchased Assets not previously disclosed to the public directly by Company.

(iii) No Disparagement. At no time subsequent to the Closing shall any party act in any way to harm or disrupt the other party’s business or personal relationships with their shareholders, customers, acquisition prospects, employees, vendors, banks, bank prospects, landlords, landlord prospects or other business relationships, or disparage in any way any party or any of its Affiliates, directors, officers, employees, shareholders or business operations.

(iv) Equitable Relief for Violations. Company, RBP, Partners, each Shareholder and their respective Affiliates agree that the provisions and restrictions contained in this Section 16.1(a) (and Section 10.11) are necessary to protect the legitimate continuing interests of Buyer in acquiring the Purchased Assets, and that any violation or breach of these provisions will result in irreparable injury to Buyer and/or its Affiliates for which a remedy at law would be inadequate and that, in addition to any relief at law that may be available to Buyer and/or its Affiliates for such violation or breach and regardless of any other provision contained in this Agreement, Buyer and/or its Affiliates shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 16.1.

16.1(b) Officers. At or prior to Closing, Company, RBP, Partners and Shareholders shall, at no cost to Buyer, obtain a Non-Competition Agreement from each of the persons listed on Schedule 7.1(c) (other than Dorothy Becker). All such agreements shall be acceptable to Buyer and its attorneys and shall contain terms identical to those set forth in Section 16.1(a). In connection with the execution of the Non-Competition Agreements, Company, RBP, Partners and/or Shareholders agree to pay to those persons listed on Schedule 7.1(c) an amount of consideration required to make the Non-Competition Agreements enforceable as mutually agreed upon by Company and Buyer. The parties agree that the provisions and restrictions contained in this Section 16.1(b) are necessary to protect the legitimate continuing interests of Buyer in acquiring the Purchased Assets.

        16.2    No Further Issuances of Gift/Discount Cards. From and after the Closing Date, Company shall not issue any gift certificates, discounted tickets, complimentary tickets, movie passes, coupons, advanced ticket sales and the like that are, or purport to be, valid for use at any of the Theatres.

        16.3    Financial Information.

16.3(a) If The Marcus Corporation is required under applicable Law and/or the rules and regulations of the Securities and Exchange Commission to file Historical Financial Information with the Securities and Exchange Commission and Buyer requests, in writing, that Company, RBP, Partners and Shareholders cooperate in the preparation of such Historical Financial Information, then Company, RBP, Partners and Shareholders shall use their Commercially Reasonable Best Efforts to assist Buyer in the preparation of Historical Financial Information (including audited and, if applicable, unaudited financial information), including a manually signed accountants’ report from Company’s external auditors (“Audit Accountants”), of and relating to Company and/or RBP.

16.3(b) If The Marcus Corporation is required under applicable Law and/or the rules and regulations of the Securities and Exchange Commission to file Historical Financial Information with the Securities and Exchange Commission, Company, RBP, Partners and Shareholders will assist Buyer, if so requested, in the preparation of the pro forma financial information relating to Buyer’s acquisition of the Purchased Assets required pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder ( “Pro Forma Information” and, together with the Historical Financial Information, “Required Information”), including without limitation, providing such financial and other information, records and documents relating to the Purchased Assets as may be necessary to prepare such Pro Forma Information, providing reasonable access to such of its advisors and accountants as may be necessary to prepare such Pro Forma Information, and generally cooperating with Buyer’s reasonable requests in order to facilitate such preparation. The parties acknowledge that the foregoing financial information must be filed by The Marcus Corporation with the Securities and Exchange Commission under cover of a Current Report on Form 8-K in a timely manner. The parties also acknowledge that any of The Marcus Corporation’s filings under the Exchange Act that require the Required Information also necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary under the Exchange Act and the delivery of a manually signed consent of the Audit Accountants, by Company, RBP, Partners and Shareholders to facilitate the execution and filing of an accountant’s consent.

16.3(c) Buyer shall reimburse all of Company’s, RBP’s, Partners’ and Shareholders’ reasonable out-of-pocket costs associated with this Section 16.3, including out-of-pocket costs associated with the services provided by the Audit Accountants.

        16.4    Waiver of Bulk Transfer Compliance; Indemnification. The parties to this Agreement hereby waive compliance by Buyer, Company and/or RBP with the provisions of any applicable bulk transfer laws and Company and RBP covenant to pay and discharge when due all Claims of creditors that could be asserted against Buyer by reason of such noncompliance and Company, RBP, Partners and Shareholders shall, jointly and severally, indemnify and hold harmless Buyer against all such Claims.

        16.5    Film Audits. Company shall pay for, and shall indemnify, reimburse and hold Buyer and its Affiliates harmless against, any and all Liabilities owed to, or incurred with respect to, any film audit that relates to the pre-Closing operations of the Theatres.

        16.6    Section 1031 Exchanges. Each party acknowledges that the other party may desire to acquire or sell any or all of the Theatres in one or more transactions intending to qualify in whole or in part for nonrecognition of gain pursuant to Section 1031 of the Code. If either party so desires, it shall provide the other party with one or more written statements prior to Closing stating its intention to qualify the transfer of the Theatres specified in such statement as a tax-deferred exchange under Section 1031 of the Code. Each party agrees to cooperate in good faith with the other party by executing such documents, assignments, acknowledgements, instruments, deeds or escrow instructions requested by such party in furtherance of its intended treatment of any such transfers pursuant to Section 1031 of the Code, including the use a deferred exchange as provided in Treas. Reg. §1.1031(k)-1 or a “parking transaction” as described in Rev. Proc 2000-37, 2000-2 CB 308. Such cooperation shall not relieve any party of any responsibility, representations, warranty, covenant or other obligation of such party to the other party pursuant to this Agreement or any Ancillary Instrument.

        16.7    Further Assurance. From time to time, at either party’s request and without further consideration, the other party will execute and deliver to such requesting party such documents and take such other action as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

        16.8    Transition Period Services. If a Transition Services Agreement is not requested by Buyer, but nonetheless Buyer requests Company to provide certain transition services to ensure that there is no interruption of the normal ordinary course operation of the Theatres after the Closing Date as a result of the transactions contemplated hereby, then for a mutually agreed upon period after the Closing Date, Company will provide Buyer with reasonably requested transition services, which may include point-of-sale system availability and related transition services, all on mutually agreed upon terms.

        16.9    Duluth 10 Environmental Conditions. Notwithstanding any Specifically Identified Condition relating to environmental matters set forth in the Third Party Condition Reports with respect to the Duluth 10 Leased Real Property, Company, Partners and Shareholders will jointly and severally indemnify, defend and hold harmless Buyer and Buyer Affiliates from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer or Buyer Affiliates, directly or indirectly, by reason of, arising out of, or resulting from any (a) environmental contamination, emission, discharge, release or threatened release into the environment of any Waste; (b) Liability, Litigation or actual or threatened violation of, or Liability under, any Environmental Law or any Order issued, entered, promulgated or approved thereunder; (c) Liability or Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transfer or handling of any Waste that, in any case above, (i) is related in any way to Company’s, any Affiliates or any other existing or previous owner’s, landlord’s or operator’s ownership, operation or occupancy of the Duluth 10 Theatre or the related Leased Real Property and (ii) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or have caused, on or before the Closing Date (“Duluth 10 Environmental Conditions”), other than any Duluth 10 Environmental Conditions directly resulting from any future expansion of the Duluth 10 Theatre, or the investigation, planning or preparation work related to any such expansion.

17.	RESOLUTION OF DISPUTES

        17.1    Arbitration. After the Closing, except as otherwise provided herein, any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Instrument shall be settled by binding arbitration held in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association of Minnesota then in effect, except as specifically otherwise provided in this Article 17.

        17.2    Arbitrators. The panel to be appointed shall consist of three neutral arbitrators (one to be chosen by Buyer, one to be chosen by Company, and one to be chosen by the first two chosen arbitrators).

        17.3    Procedures; No Appeal. The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrators. The arbitrators shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrators shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

        17.4    Authority. The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrators.

        17.5    Entry of Judgment. Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction. Buyer, Company and Shareholders hereby submit to the in personam jurisdiction of the Federal and State courts in Minnesota, for the purpose of confirming any such award and entering judgment thereon.

        17.6    Confidentiality. All proceedings under this Article 17, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators, subject to the exceptions set forth in Section 10.11.

        17.7    Continued Performance. The fact that the dispute resolution procedures specified in this Article 17 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

        17.8    Tolling. All applicable statutes of limitation and other applicable survival periods hereunder shall be tolled while the procedures specified in this Article 17 are pending. The parties will take such action, if any, required to effectuate such tolling.

        17.9    Escrow Company Unnecessary The parties agree that the escrow company is not a necessary party to and shall not be joined in or made party to any arbitration proceeding commenced under this Article 17.

18.	DEFINITIONS

        For purposes of this Agreement, the term:

        “Actual Gift/Discount Amount” shall have the meaning set forth in Section 3.3(b).

        “Affiliate” shall mean, with respect to the person in question, (i) any shareholders, directors or officers of such person; (ii) any spouse, children or family members of such person; or (iii) any other person that, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such person, or (b) controls, is controlled by or is under common control with, the person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the person in question, whether by the ownership of voting securities, contract or otherwise.

        “Agreement” shall have the meaning set forth in the Preamble to this Agreement.

        “Ancillary Instruments” shall have the meaning set forth in Section 7.2(a).

        “Applicable Survival Period” shall have the meaning set forth in Section 13.1.

        “Assumed Liabilities” shall have the meaning set forth in Section 2.1.

        “Audit Accountants” shall have the meaning set forth in Section 16.3(a).

        “Business Day” shall mean any day other then Saturday, Sunday and any day which is a day on which banking institutions in the State of Wisconsin are authorized or required by law or other government action to close.

        “Buyer Affiliates” shall have the meaning set forth in Section 13.2.

        “Buyer” shall have the meaning set forth in the Preamble to this Agreement.

        “Casualty” shall have the meaning set forth in Section 6.2.

        “Claim” shall include (i) all Liabilities (including, without limitation, incidental and consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), court costs and attorneys fees and expenses; (iii) all Litigation, whether or not ultimately determined to be valid, including all Liabilities related thereto; and (iii) all cost and expenses associated with the enforcement of this Agreement or any of the Ancillary Instruments.

        “Closing” shall have the meaning set forth in Article 14.

        “Closing Adjustment” shall have the meaning set forth in Section 3.4(a).

        “Closing Cash Payment” shall have the meaning set forth in Section 3.2(b).

        “Closing Date” shall have the meaning set forth in Article 14.

        “Closing Escrow Agreement” has the meaning set forth in Section 14.1(e).

        “Closing Escrow Amount” shall have the meaning set forth in Section 3.2(a).

        “Code” shall have the meaning set forth in Section 3.5.

        “Commercially Reasonable Best Efforts” shall mean the efforts that a prudent person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, such efforts will not be deemed to require a person to undertake extraordinary or unreasonable measures, including payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any Contract or Real Property Lease that are significant in the context of such Contract (or significant on an aggregate basis to all Contracts or Real Property Lease) or agree to change any substantive terms in such Contract or Real Property Lease.

        “Company” shall have the meaning set forth in the Preamble to this Agreement.

        “Company’s Knowledge” shall mean the actual knowledge of any of the Shareholders, Partners, Company’s directors and officers set forth on Schedule 7.1(c) or Company’s operations managers, in each case after due inquiry.

        “Competitor” shall have the meaning set forth in Section 16.1(a)(i)(A).

        “Concession Inventory” shall have the meaning set forth in Section 1.1(d).

        “Condemnation” shall have the meaning set forth in Section 6.3.

        “Contract” shall have the meaning set forth in Section 1.1(g).

        “Defending Party” shall have the meaning set forth in Section 13.4(d).

        “Disclosure Schedule” shall have the meaning set forth in Section 19.1.

        “Duluth 10 Environmental Condition” shall have the meaning set forth in Section 16.9.

        “Employee Claims” shall have the meaning set forth in Section 9.2.

        “Environmental Laws” shall mean and include the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act, as amended, and their state and local counterparts.

        “Estimated Closing Adjustment” shall have the meaning set forth in Section 3.4(b).

        “Estimated Closing Adjustment Statement” shall mean a statement that represents a reasonable estimate of the Final Closing Adjustment Statement and includes reasonable detail regarding all items included in the determination of the Estimated Closing Adjustment.

        “Estimated Gift/Discount Amount” shall have the meaning set forth in Section 3.3(a).

        “Exchange Act” shall have the meaning set forth in Section 16.3(b).

        “Excluded Assets” shall have the meaning set forth in Section 1.2.

        “Excluded Liabilities” shall have the meaning set forth in Section 2.2.

        “Excluded Theatre” shall mean any Theatre excluded from the Purchased Assets pursuant to Sections 6.2 or 6.3 or 1.3 or 6.4.

        “Final Closing Adjustment” shall have the meaning set forth in Section 3.4(c).

        “Final Closing Adjustment Statement” shall mean a statement that includes reasonable detail regarding all items included in the determination of the Final Closing Adjustment.

        “Fundamental Representations” shall have the meaning set forth in Section 13.1.

        “Government Entity” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

        “Guarantor” shall have the meaning set forth in the Preamble to this Agreement and in the Guarantee attached hereto.

        “Historical Financial Information” shall mean the financial information that is required to be filed by The Marcus Corporation with the Securities and Exchange Commission pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act.

        “HSR Act” shall have the meaning set forth in Section 7.3.

        “Improvements” shall mean all buildings, improvements and structures now or on the Closing Date located on any Theatre or Owned Real Property, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, systems and other so-called “infrastructure” improvements.

        “Indemnified Party” shall have the meaning set forth in Section 13.4(a).

        “Indemnifying Party” shall have the meaning set forth in Section 13.4(a).

        “Independent Accounting Firm” shall have the meaning set forth in Section 3.4(c).

        “Law” shall mean any constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Government Entity, including, without limitation, the Americans with Disabilities Act and similar state laws.

        “Leased Real Property” shall have the meaning set forth in Section 1.1(b).

        “Letter Agreement” shall have the meaning set forth in Section 19.7.

        “Liability” or “Liabilities” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, debt, demand, judgment, fine, penalty, settlement, damage, deficiency, cost, expense, obligation or responsibility of any nature or kind, fixed or unfixed, accrued, absolute or contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, matured or unmatured, secured or unsecured, including all costs and expenses (legal, accounting or otherwise) relating thereto.

        “Licenses and Permits” shall have the meaning set forth in Section 1.1(h).

        “Liens” shall mean and include all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever.

        “Litigation” shall have the meaning set forth in Section 7.8.

        “Motion Picture Business” shall have the meaning set forth in Section 16.1(a)(i)(A).

        “Non-Competition Agreements” shall have the meaning set forth in Section 14.1(d).

        “Operating and Service Agreements” shall mean all management, service and operating agreements and contracts entered into by Company with respect to the Theatres or other Purchase Assets, including, without limitation, agreements and contracts relating to maintenance and repair of the Theatres, refuse service agreements, pest control service agreements, landscaping agreements, parking lot maintenance agreements and snow removal contracts.

        “Option Price” shall have the meaning set forth in Article 5.

        “Order” shall mean any order, writ, injunction, judgment, plan, award or decree of any Government Entity.

        “Owned Real Property” shall have the meaning set forth in Section 1.1(a).

        “Partners” shall have the meaning set forth in the Preamble to this Agreement.

        “PCBs” shall have the meaning set forth in Section 7.9(c).

        “Petty Cash” shall have the meaning set forth in Section 1.1(j).

        “Pro Forma Information” shall have the meaning set forth in Section 16.3(b).

        “Property Tax” or “Property Taxes” shall mean any real property Tax, personal property Tax, ad valorem Tax, replacement Tax or similar Tax levied on real or personal property, including any interest, penalty, or addition, and whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

        “Proposal” means any inquiry, proposal or offer from any person (other than Buyer and its Affiliates and representatives) relating to any direct or indirect (i) merger, consolidation or similar transaction involving Company or RBP; (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any of the Purchased Assets, other than sales within the ordinary course of business consistent with past practice; (iii) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to or involving Company, RBP or any of the Purchased Assets; or (iv) transaction that is similar in form, substance or purpose to any of the foregoing transactions.

        “Purchase Price” shall have the meaning set forth in Section 3.1.

        “Purchased Assets” shall have the meaning set forth in Section 1.1.

        “RBP” shall have the meaning set forth in the Preamble to this Agreement.

        “RBP Properties” shall have the meaning set forth in the Recitals to this Agreement.

        “Real Property Leases” shall have the meaning set forth in Section 1.1(b).

        “Required Information” shall have the meaning set forth in Section 16.3(b).

        “Schedules” shall mean the schedules prepared by Company, RBP, Partners and Shareholders pursuant to Section 19.1 and attached to this Agreement.

        “Schedule Defect” shall have the meaning set forth in Section 6.4(a)(v).

        “Services Agreement” shall have the meaning set forth in Section 10.12.

        “Shared Assets” shall have the meaning set forth in Section 1.2.

        “Shareholder(s)” shall have the meaning set forth in the Preamble to this Agreement.

        “SOL Representations” shall have the meaning set forth in Section 13.1.

        “Specifically Identified Conditions” shall have the meaning set forth in the introductory paragraph to Article 7.

        “St. Cloud/Sauk Rapids Option” shall have the meaning set forth in Article 5.

        “St. Cloud/Sauk Rapids Parcel” shall have the meaning set forth in the Recitals to this Agreement.

        “Tax” or “Taxes” means any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

        “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

        “Theatres” shall have the meaning set forth in Section 1.1(b).

        “Theatre Employees” shall have the meaning set forth in Section 9.1.

        “Theatre Financial Statement” shall have the meaning set forth in Section 7.4.

        “Third Party Condition Reports” shall have the meaning set forth in the introductory paragraph of Article 7.

        “Title Insurance Company” shall have the meaning set forth in Section 10.1.

        “Trade Rights” shall mean (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

        “Transferred Employee” shall have the meaning set forth in Section 9.1.

        “Transition Services Agreement” shall have the meaning set forth in Section 14.1(f).

        “WARN Act” shall mean the Worker Adjustment Retraining Notification Act of 1988, as amended.

        “Waste” shall mean and include all emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, PCBs or asbestos or asbestos-containing materials.

        “Willful Breaches” shall have the meaning set forth in Section 13.1.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

19.	MISCELLANEOUS

        19.1    Schedules. Subject to the specific acceptance by Buyer, the Schedules have been compiled by Company, RBP, Partners and Shareholders in a Disclosure Schedule (“Disclosure Schedule”), dated and delivered to Buyer prior to the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose unless specifically cross-referenced. The inclusion of any item in the Disclosure Schedule shall not constitute an admission that a violation, right of termination, default, Liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in the Agreement and to set forth other information required by the Agreement. Also, the inclusion of any matter in any Disclosure Schedule shall not constitute an admission to its materiality as it relates to any provisions of this Agreement. The Disclosure Schedule does not vary, change or alter the language of the representations and warranties contained in this Agreement (other than to create the specifically referenced exceptions thereto).

        19.2    Assignment; Parties in Interest.

19.2(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Buyer may assign its rights and interest in and to this Agreement or any part hereof, in whole or in part, or with respect to any of the Purchased Assets, to one or more of its Affiliates or to one or more third parties (including in connection with the sale or transfer by Buyer at or after Closing of any Theatre, which includes Improvements) upon advance written notice to Company; provided, however, any such assignment notwithstanding, Buyer shall remain directly and primarily liable to Company and RBP for its obligations hereunder.

19.2(b) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person, other than the parties hereto, any right or remedy under or by reason of this Agreement.

        19.3    Recordings. Neither this Agreement nor any notice or memorandum thereof shall be recorded in any real property records for any jurisdiction. Any such recordation shall constitute a default under this Agreement by the recording party.

        19.4    Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal Laws of the State of Wisconsin, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction.

        19.5    Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

        19.6    Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier or facsimile transmission; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Buyer, to:

Thomas F. Kissinger The Marcus Corporation 100 East Wisconsin Avenue Milwaukee, WI 53202 Facsimile: (414) 905-2669

(with a copy, which shall not constitute notice, to)

Steve Bartelt The Marcus Corporation 100 East Wisconsin Avenue Milwaukee, WI 53202 Facsimile: (414) 905-2669

(with a copy, which shall not constitute notice, to)

Steven R. Barth Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 Facsimile: (414) 297-4900

or to such other person or address as Buyer shall furnish to Company, RBP and Partners and Shareholders in writing.

(b)	If to Company, RBP and Partners or Shareholders, to:

Anthony D. Tillemans Cinema Entertainment Corp. 1621 Division Street Waite Park, MN 56387 Facsimile: (320) 251-1003

(with a copy, which shall not constitute notice, to)

Roger D. Neils Neils, Franz & Chirhart, P.A. 1011 2nd Street North P.O. Box 307 St. Cloud, MN 56303 Facsimile: (320) 253-0503

or to such other person or address as Company, RBP and Partners or Shareholders shall furnish to Buyer in writing.

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 19.6.

        19.7    Expenses. The parties hereto will pay expenses incurred in connection with this transaction as provided in the letter agreement between Buyer and Company dated February 8, 2007 (“Letter Agreement”). In addition:

19.7(a) Expenses to be Paid by Company/Shareholders. Company, RBP, Partners and Shareholders shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

(i) Transfer Taxes. Any sales, use, excise, transfer or other similar Tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

(ii) Assignment Fees. All fees and expenses required to obtain any and all consents required pursuant to Section 10.7 and any and all estoppels and consents to assignment required pursuant to Section 10.8.

(iii) Professional Fees. All fees and expenses of Company’s, RBP’s, Partners’ and Shareholders’ legal, accounting and other professional counsel in connection with the transactions contemplated hereby.

19.7(b) Expenses to be Paid by Buyer. Buyer shall pay, and shall indemnify, defend and hold Company, RBP and Partners and Shareholders harmless from and against, each of the following:

(i) HSR Act Filing Fees. All of the filing fees associated with any filings under the HSR Act; provided, however, that each party shall pay its own costs and expenses related to the preparation of such reports and any responses thereto.

(ii) Professional Fees. All fees and expenses of Buyer’s legal, accounting and other professional counsel in connection with the transactions contemplated hereby.

19.7(c) Other. Except as otherwise provided herein or in the Letter Agreement, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

19.7(d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrators as set forth in Sections 13.5 and 17.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including, without limitation, attorneys’ fees and prejudgment interest.

        19.8    Publicity. The parties agree that, except in the performance of the obligations under this Agreement or as otherwise contemplated or excepted by Section 10.11, no party shall, with respect to this Agreement and the transactions contemplated hereby, make any public announcements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned, except as required by Law, the rules, regulations or requests of the Securities and Exchange Commission or the New York Stock Exchange or unless such action is taken based on advice of counsel given in good faith. The parties will mutually agree, subject to the exceptions and limitations herein, on a disclosure and response policy to any non-Government Entity third party inquiries regarding this transaction.

        19.9    Entire Agreement. This Agreement, together with the Ancillary Instruments, the Exhibits and Schedules (to the extent specifically accepted by Buyer) hereto and the other documents referenced herein, including the Letter Agreement, supersedes all prior agreements among the parties to this Agreement with respect to its subject matter (including the recent drafts of the term sheet between the parties and the prior letter of intent between the parties dated June 8, 2005), and constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein or therein.

        19.10    Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

        19.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        19.12    Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

        19.13    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including, without limitation.

        19.14    Incorporation of Exhibits and Schedules. The Exhibits and Schedules (to the extent specifically accepted by Buyer) are incorporated herein by reference and made a part hereof.

(Signature Page Follows.)

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:	COMPANY:
MARCUS MIDWEST, LLC	CINEMA ENTERTAINMENT CORP.
By: /s/ Bruce J. Olson	By: /s/ Robert A Ross
Bruce J. Olson, President	Robert A. Ross, President
SHAREHOLDERS:
/s/ Robert A. Ross	/s/ Anthony D. Tillemans
Robert A. Ross, individually as a Shareholder	Anthony D. Tillemans, individually as a Shareholder
/s/ David M. Ross
David M. Ross, individually as a Shareholder
ROSS BECKER PARTNERSHIP, LLP
By: /s/ Robert A. Ross
Robert A. Ross
Title:
PARTNERS:
/s/ Robert A. Ross
Robert A. Ross, individually as a Partner
/s/ David M. Ross
David M. Ross, individually as a Partner

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MARCUS THEATRES CORPORATION GUARANTEE

        The undersigned Marcus Theatres Corporation (“Guarantor”) absolutely, irrevocably and unconditionally agrees to be a direct, primary obligor and party to this Agreement to ensure and guarantee the full and prompt performance of Buyer of its agreements and obligations set forth in this Agreement. As a direct, primary obligor of Buyer’s performance and obligations under this Agreement, Company, RBP, Partners and/or Shareholders may proceed directly against Guarantor to enforce all of their rights and remedies hereunder, without any requirement to first pursue its rights and remedies against Buyer. Moreover, as a guarantor hereunder, Guarantor hereby waives each and every defense which, under principles of guarantee, suretyship or other Law, would otherwise operate to impair, delay or diminish Guarantor’s obligations hereunder.

MARCUS THEATRES CORPORATION
By: /s/ Bruce J. Olson
Bruce J. Olson
President

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Exhibit A

PURCHASED THEATRES

Locations with Owned Land and Theatre
Parkwood, St. Cloud, MN
Century, Fargo, ND/Moorhead, MN (Ross Becker Properties, LLP)
Safari, Fargo, ND/Moorhead, MN
Lakes, Duluth, MN/Superior, WI
Crossroads, Waterloo, IA/Cedar Falls, IA

Locations with Leased Land and Owned Theatre
West Acres, Fargo, ND/Moorhead, MN (Ross Becker Properties, LLP)

Locations with Leased Land and Theatre
Duluth, Duluth, MN/Superior, WI
College Square, Waterloo, IA/Cedar Falls, IA
Superior, Duluth, MN/Superior, WI
Coral Ridge Mall, Iowa City, IA
Sycamore Mall, Iowa City, IA

Undeveloped Properties
St. Cloud/Sauk Rapids Parcel*
Moorhead Parcel (Ross Becker Properties, LLP)

* Subject to the St. Cloud/Sauk Rapids Option under Article 5.

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